Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284566

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

SUPPLEMENT NO. 1 DATED NOVEMBER 14, 2025

TO THE PROSPECTUS, DATED NOVEMBER 12, 2025

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of StratCap Digital Infrastructure REIT, Inc. (the “Company”, “we”, “us” or “our”), dated November 12, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

●	to provide an update on the status of our public offering; and

●	to include our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025.

Status of Our Offering

Our registration statement on Form S-11 for our initial public offering, or the Offering, of $575,000,000 of shares of Class D shares, Class I shares, Class S shares and Class T shares, consisting of up to $500,000,000 of Class D shares, Class I shares, Class S shares and Class T shares in our primary offering and up to $75,000,000 of Class D shares, Class I shares, Class S shares and Class T shares pursuant to our distribution reinvestment plan, was declared effective by the U.S. Securities and Exchange Commission on February 14, 2025. As of the date of this Supplement, we had accepted investors’ subscriptions for and issued approximately 2,717,919 shares of Class I common stock and 43,394 shares of Class T common stock, resulting in receipt of gross proceeds of approximately $27,592,238 and $456,400, respectively.

Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2025

The Prospectus is hereby supplemented with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, excluding exhibits, that was filed with the SEC on November 14, 2025, a copy of which is attached to this Supplement as Appendix A.

Appendix A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2025

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from   to

Commission file number 333-284566 (1933 Act)

StratCap Digital Infrastructure REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	86-3123526
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
30 Rockefeller Plaza, Suite 2050
New York, NY	10112
(Address of Principal Executive Offices)	(Zip Code)

(475) 282-0861

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of November 14, 2025, the registrant had the following shares outstanding: 4,546,048 outstanding shares of Class A common stock, 1,413,116 outstanding shares of Class AX common stock, 4,081,245 outstanding shares of Class I common stock, 1,587,098 outstanding shares of Class IX common stock, and 43,411 outstanding shares of Class T common stock.

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2025 AND DECEMBER 31, 2024

(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$1,384,825	$2,512,642
Due from affiliates	648,657	257,096
Tenant and other receivables	607,954	418,375
Prepaid and other assets - net	7,489,606	7,353,470
Property and equipment - net	42,659,652	40,789,470
Intangible assets - net	26,195,561	26,735,234
Ground lease right of use assets - net	2,698,846	2,422,985
Investment in Datacom Joint Venture	36,368,871	40,122,786
TOTAL ASSETS	$118,053,972	$120,612,058
LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable and accrued liabilities	$907,817	$1,519,975
Redemptions payable	2,044,064	764,712
Due to affiliates	1,616,724	784,836
Distributions payable	360,695	548,514
Deferred rental revenue	125,361	15,098
Asset retirement obligations - net	2,132,386	1,866,090
Lease liabilities - net	2,762,521	2,458,799
Intangible liabilities - net	692,312	881,124
Loan payable	34,840,795	29,335,000
Interest expense payable	83,869	91,287
Performance participation allocation payable to affiliate	948,118	948,118
Total liabilities	46,514,662	39,213,553
COMMITMENTS AND CONTINGENCIES (Note 14)
EQUITY
SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock – Class A shares, $0.01 par value per share, 6,000,000 and 100,000,000 shares authorized, 4,588,397 and 4,990,586 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	$45,884	$49,906
Common stock – Class AX shares, $0.01 par value per share, 3,000,000 and 100,000,000 shares authorized, 1,428,954 and 1,423,800 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	14,290	14,238
Common stock – Class D shares, $0.01 par value per share, 100,000,000 shares authorized, 0 and 0 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Common stock – Class DX shares, $0.01 par value per share, 100,000,000 shares authorized, 0 and 0 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Common stock – Class I shares, $0.01 par value per share, 100,000,000 shares authorized, 3,399,388 and 1,828,031 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	33,994	18,283
Common stock – Class IX shares, $0.01 par value per share, 100,000,000 shares authorized, 1,622,244 and 1,934,499 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	16,222	19,345
Common stock – Class S shares, $0.01 par value per share, 94,000,000 and 0 shares authorized, 0 and 0 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	—	—
Common stock – Class T shares, $0.01 par value per share, 97,000,000 and 0 shares authorized, 31,909 and 0 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	319	—
Additional paid-in-capital	106,696,189	97,708,275
Accumulated deficit and cumulative distributions	(41,440,727)	(28,660,011)
Total shareholders’ equity	65,366,171	69,150,036
Non-controlling interests - SWIF II OP	6,173,139	12,248,469
Total Equity	71,539,310	81,398,505
TOTAL LIABILITIES AND EQUITY	$118,053,972	$120,612,058

The accompanying notes are an integral part of the condensed consolidated financial statements.

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
REVENUES :
Rental revenues	$1,172,741	$1,041,304	$3,325,164	$2,871,236
Total revenues	1,172,741	1,041,304	3,325,164	2,871,236
EXPENSES:
Property operating expenses	275,777	173,025	671,546	426,402
General and administrative	1,151,113	682,751	2,581,617	3,293,450
Asset management fees	382,979	374,598	1,116,321	1,115,499
Depreciation and amortization	1,212,876	1,015,901	3,317,556	2,589,925
Accretion expense	26,043	20,351	74,431	50,648
Performance participation allocation	(165,100)	948,118	—	948,118
Total expenses	2,883,688	3,214,744	7,761,471	8,424,042
Loss on investment in Datacom Joint Venture	(1,381,269)	(776,113)	(3,753,915)	(2,162,548)
Interest expense	(659,390)	(515,036)	(1,869,223)	(1,238,493)
Interest income	2,628	27,931	6,924	222,394
NET LOSS	(3,748,978)	(3,436,658)	(10,052,521)	(8,731,453)
Net loss allocated to non-controlling interests in SWIF II OP	(429,875)	(513,166)	(1,384,998)	(1,274,443)
Net loss attributable to Company stockholders	$(3,319,103)	$(2,923,492)	$(8,667,523)	$(7,457,010)
Basic and diluted loss per share	$(0.31)	$(0.28)	$(0.83)	$(0.72)
Basic and diluted weighted average shares outstanding	10,866,514	10,521,265	10,386,211	10,371,033

The accompanying notes are an integral part of the condensed consolidated financial statements.

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025

(Unaudited)

	Shareholders’ Equity										Non-controlling Interests
									Accumulated
	Class A	Class AX	Class I	Class IX	Class T	Class S		Additional	Deficit and	Total	Class P	Class PX	Total
	Common	Common	Common	Common	Common	Common	Par Value	Paid-In	Cumulative	Shareholders’	Common	Common	Common	Total
	Shares	Shares	Shares	Shares	Shares	Shares	Amount ($)	Capital ($)	Distributions ($)	Equity ($)	Units	Units	Units ($)	Equity ($)
BALANCE- June 30, 2025	4,709,994	1,449,051	2,168,458	1,738,483	9,443	—	$100,609	$93,262,022	$(36,729,805)	$56,632,826	1,666,029	183,853	$11,259,670	$67,892,496
Common shares issued	—	—	1,276,157	—	22,466	—	12,985	13,165,688	—	13,178,673	—	—	-	13,178,673
Common units issued	—	—	—	—	—	—	—	—	—	-	—	—	-	—
Offering costs	—	—	—	—	—	—	—	(11,411)	—	(11,411)	—	—	-	(11,411)
Exchange of common shares and common units	6,193	(6,276)	347,822	4,871	—	—	3,526	3,589,539	—	3,593,065	(350,000)	—	(3,593,065)	—
Common shares canceled	—	—	(180,000)	—	—	—	(1,800)	1,800	—	-	—	—	-	—
Contribution attributable to waived management fee	—	—	—	—	—	—	—	1,439,000	—	1,439,000	—	—	-	1,439,000
Stock-based compensation expense	—	—	—	—	—	—	—	49,257	—	49,257	—	—	-	49,257
Dividends and distributions declared ($0.14 per share/unit)	—	—	—	—	—	—	—	—	(1,391,819)	(1,391,819)	—	-	(221,660)	(1,613,479)
Distribution reinvestment	—	18,919	10,059	19,047	—	—	485	484,207	—	484,692	—	2,357	23,873	508,565
Redemptions of common shares and common units	(127,790)	(32,740)	(223,108)	(140,157)	—	—	(5,096)	(5,283,913)	—	(5,289,009)	(74,446)	(10,727)	(865,804)	(6,154,813)
Net loss	—	—	—	—	—	—	—	—	(3,319,103)	(3,319,103)	—	—	(429,875)	(3,748,978)
BALANCE- September 30, 2025	4,588,397	1,428,954	3,399,388	1,622,244	31,909	—	$110,709	$106,696,189	$(41,440,727)	$65,366,171	1,241,583	175,483	$6,173,139	$71,539,310

	Shareholders’ Equity										Non-controlling Interests
									Accumulated
	Class A	Class AX	Class I	Class IX	Class T	Class S		Additional	Deficit and	Total	Class P	Class PX	Total
	Common	Common	Common	Common	Common	Common	Par Value	Paid-In	Cumulative	Shareholders’	Common	Common	Common	Total
	Shares	Shares	Shares	Shares	Shares	Shares	Amount ($)	Capital ($)	Distributions ($)	Equity ($)	Units	Units	Units ($)	Equity ($)
BALANCE- December 31, 2024	4,990,586	1,423,800	1,828,031	1,934,499	—	—	$101,772	$97,708,275	$(28,660,011)	$69,150,036	1,595,686	206,373	$12,248,469	$81,398,505
Common shares issued	114,471	1,416	1,803,527	26,526	31,909	—	19,777	20,284,429	—	20,304,206	—	—	—	20,304,206
Common units issued	—	—	—	—	—	—	—	—	—	—	129,854	—	1,352,500	1,352,500
Offering costs	—	—	—	—	—	—	—	(3,633,823)	—	(3,633,823)	—	—	(26,778)	(3,660,601)
Exchange of common shares and common units	6,193	(6,276)	347,822	4,871	—	—	3,526	3,589,539	—	3,593,065	(350,000)	—	(3,593,065)	—
Common shares canceled	—	—	(180,000)	—	—	—	(1,800)	1,800	—	—	—	—	—	—
Contribution attributable to waived management fee	—	—	—	—	—	—	—	1,439,000	—	1,439,000	—	—	—	1,439,000
Stock-based compensation expense	—	—	—	—	—	—	—	113,343	—	113,343	—	—	—	113,343
Dividends and distributions declared ($0.40 per share/unit)	—	—	—	—	—	—	—	—	(4,113,193)	(4,113,193)	—	—	(735,543)	(4,848,736)
Distribution reinvestment	—	62,344	13,084	74,859	—	—	1,502	1,533,699	—	1,535,201	—	8,057	82,634	1,617,835
Redemptions of common shares and common units	(522,853)	(52,330)	(413,076)	(418,511)	—	—	(14,068)	(14,340,073)	—	(14,354,141)	(133,957)	(38,947)	(1,770,080)	(16,124,221)
Net loss	—	—	—	—	—	—	—	—	(8,667,523)	(8,667,523)	—	—	(1,384,998)	(10,052,521)
BALANCE- September 30, 2025	4,588,397	1,428,954	3,399,388	1,622,244	31,909	—	$110,709	$106,696,189	$(41,440,727)	$65,366,171	1,241,583	175,483	$6,173,139	$71,539,310

The accompanying notes are an integral part of the condensed consolidated financial statements.

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024

(Unaudited)

	Shareholders’ Equity								Non-controlling Interests
							Accumulated
	Class A	Class AX	Class I	Class IX		Additional	Deficit and	Total	Class P	Class PX	Total
	Common	Common	Common	Common	Par Value	Paid-In	Cumulative	Shareholders’	Common	Common	Common	Total
	Shares	Shares	Shares	Shares	Amount ($)	Capital ($)	Distributions ($)	Equity ($)	Units	Units	Units ($)	Equity ($)
BALANCE- June 30, 2024	5,052,300	1,362,775	2,092,471	1,962,981	$104,707	$101,062,307	$(20,595,086)	$80,571,928	1,636,610	227,322	$14,350,214	$94,922,142
Common shares issued (Proceeds net of $38,083 in receivables and $208,337 of offering costs)	95,462	12,945	32,006	70,156	2,105	2,090,365	—	2,092,470	—	—	—	2,092,470
Common units issued (Proceeds net of $225,000 in receivables and $34,153 of offering costs)	—	—	—	—	—	—	—	—	54,616	(2,978)	270,848	270,848
Dividends and distributions declared ($0.14 per share/unit)	—	—	—	—	—	—	(1,432,170)	(1,432,170)	—	—	(252,948)	(1,685,118)
Distribution reinvestment	—	18,432	—	26,136	445	456,448	—	456,893	—	2,847	29,147	486,040
Redemptions of common shares and common units	(113,940)	(13,274)	(120,260)	(127,269)	(3,748)	(3,838,818)	—	(3,842,566)	(71,674)	(17,074)	(910,489)	(4,753,055)
Net loss	—	—	—	—	—	—	(2,923,492)	(2,923,492)	—	—	(513,166)	(3,436,658)
BALANCE- September 30, 2024	5,033,822	1,380,878	2,004,217	1,932,004	$103,509	$99,770,302	$(24,950,748)	$74,923,063	1,619,552	210,117	$12,973,606	$87,896,669

	Shareholders’ Equity								Non-controlling Interests
							Accumulated
	Class A	Class AX	Class I	Class IX		Additional	Deficit and	Total	Class P	Class PX	Total
	Common	Common	Common	Common	Par Value	Paid-In	Cumulative	Shareholders’	Common	Common	Common	Total
	Shares	Shares	Shares	Shares	Amount ($)	Capital ($)	Distributions ($)	Equity ($)	Units	Units	Units ($)	Equity ($)
BALANCE- December 31, 2023	4,710,257	1,316,975	1,726,264	1,659,843	$94,134	$90,638,994	$(13,291,662)	$77,441,466	1,651,698	249,337	$16,065,551	$93,507,017
Common shares issued (Proceeds net of $38,083 in receivables and $807,997 of offering costs)	798,413	169,420	469,638	341,363	17,788	17,748,908	—	17,766,696	—	—	—	17,766,696
Common units issued (Proceeds net of $225,000 in receivables and $106,797 of offering costs)	—	—	—	—	—	—	—	—	182,161	5,800	1,590,704	1,590,704
Dividends and distributions declared ($0.40 per share/unit)	—	—	—	—	—	—	(4,202,076)	(4,202,076)	—	—	(758,291)	(4,960,367)
Distribution reinvestment	—	55,317	—	72,820	1,281	1,308,942	—	1,310,223	—	9,073	92,625	1,402,848
Redemptions of common shares and common units	(474,848)	(160,834)	(191,685)	(142,022)	(9,694)	(9,926,542)	—	(9,936,236)	(214,307)	(54,093)	(2,742,540)	(12,678,776)
Net loss	—	—	—	—	—	—	(7,457,010)	(7,457,010)	—	—	(1,274,443)	(8,731,453)
BALANCE- September 30, 2024	5,033,822	1,380,878	2,004,217	1,932,004	$103,509	$99,770,302	$(24,950,748)	$74,923,063	1,619,552	210,117	$12,973,606	$87,896,669

The accompanying notes are an integral part of the condensed consolidated financial statements.

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(Unaudited)

	Nine Months Ended September 30,
	2025	2024
CASH FLOWS USED IN OPERATING ACTIVITIES:
Net loss	$(10,052,521)	$(8,731,453)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on investments in Datacom Joint Venture	3,753,915	2,162,548
Depreciation and amortization	3,317,556	2,588,925
Asset retirement obligation - accretion expense	74,431	50,648
Amortization of deferred financing costs	65,081	47,871
Straight-line rental income	(143,570)	(157,098)
Non-cash lease expense	134,215	86,939
Above market lease amortization	47,133	47,133
Below market lease amortization	(188,812)	(188,812)
Stock-based compensation expense	113,343	—
Changes in operating assets and liabilities:
Tenant and other receivables	(46,009)	33,031
Due from affiliates	(86,798)	300,973
Prepaid and other assets - net	(2,383)	(16,813)
Accounts payable and accrued liabilities	(335,086)	(159,355)
Deferred rental revenue	110,263	21,724
Due to affiliates	1,458,284	97,528
Lease liabilities - net	(106,354)	(73,126)
Interest expense payable	(7,418)	27,857
Performance participation allocation payable	—	(244,087)
Net cash used in operating activities	(1,894,730)	(4,105,567)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Asset acquisitions	(3,311,562)	(16,382,016)
Capital contributions to Datacom Joint Venture	—	(3,919,192)
Prepaid acquisition costs	(3,825,492)	(2,155,868)
Due from affiliates - Prepaid acquisition costs	—	2,287,362
Net cash used in investing activities	(7,137,054)	(20,169,714)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan payable	5,505,795	8,650,000
Proceeds from issuance of common shares	20,305,330	18,175,019
Redemptions paid to common shareholders	(13,317,711)	(8,136,470)
Offering costs for issuance of common shares	(969,291)	(737,514)
Deferred offering costs	—	(1,079,133)
Dividends and distributions paid to common shares	(2,739,111)	(2,854,696)
Proceeds from issuance of non-controlling interest - SWIF II OP common units	1,352,500	1,697,500
Redemptions paid to non-controlling interest - SWIF II OP common units	(1,527,158)	(2,424,120)
Offering costs for issuance of non-controlling interest - SWIF II OP common units	(26,778)	(99,825)
Dividends and distributions paid to non-controlling interest - SWIF II OP common units	(679,609)	(671,016)
Net cash provided by financing activities	7,903,967	12,519,745

NET DECREASE IN CASH	(1,127,817)	(11,755,536)
CASH AND CASH EQUIVALENTS - Beginning of period	2,512,642	14,697,790
CASH AND CASH EQUIVALENTS - End of period	$1,384,825	$2,942,254

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$1,811,559	$1,162,765
Cash paid for operating leases	$253,615	$181,756

NONCASH INVESTING AND FINANCING ACTIVITIES:
Ground lease right of use assets obtained in exchange for operating lease liabilities	$410,076	$1,104,003
Dividends and distributions reinvested	$1,617,835	$1,402,848
Distributions payable to common shareholders	$304,761	$465,574
Offering costs included in due to affiliates	$535,532	$81,198
Receivable from affiliates	$243,272	$406,646
Addition of asset retirement obligations in relation to acquisitions	$193,208	$576,754
Distributions payable to non-controlling interest - SWIF II OP common units	$55,934	$81,712
Capital receivables included in tenant and other receivables	$—	$263,083
Redemptions payable	$2,044,064	$2,118,187
Prepaid acquisition costs applied to current period acquisitions	$1,190,703	$1,696,413
Prepaid offering costs reclassified to additional paid-in capital	$2,191,615	$—

The accompanying notes are an integral part of the condensed consolidated financial statements.

STRATCAP DIGITAL INFRASTRUCTURE REIT, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND BUSINESS OPERATIONS

StratCap Digital Infrastructure REIT, Inc. (the “Company”) is a Maryland corporation formed on April 7, 2021 (inception) and qualifies as a real estate investment trust (“REIT”) for US federal income tax purposes. The Company is the sole general partner and majority limited partner of SWIF II Operating Partnership, LP (“SWIF II OP”), a Delaware limited partnership formed on May 28, 2021. Substantially all of the Company’s business is conducted through SWIF II OP. On October 10, 2024, the Company changed its name from Strategic Wireless Infrastructure Fund II, Inc. to StratCap Digital Infrastructure REIT, Inc. The Company has elected to be taxed as a REIT for US federal income tax purposes beginning with the taxable year ended December 31, 2021.

The Company intends to acquire and/or establish, operate, manage and lease digital infrastructure assets, with a primary focus on (1) data centers, (2) cell towers, (3) wireless easements and lease assignments and (4) fiber networks. Data centers may include wholesale, enterprise, co-location, edge computing facilities, mobile and telecom switching exchanges, central offices, telecommunication hubs, telecommunication points of presences or other data centers. To a lesser extent, the Company may invest in other real estate-related assets, including telecommunications infrastructure assets, such as small cells and distributed antenna systems, and other digital infrastructure real estate assets that the Company’s management believes provide an opportunity for income and/or growth.

The Company and SWIF II OP are externally managed by StratCap Digital Infrastructure Advisors II, LLC (f/k/a Strategic Wireless Infrastructure Fund Advisors, LLC), a Delaware limited liability company (the “Advisor”). As an externally managed entity with no employees, the Advisor is responsible for the day-to-day management of the Company, subject to the oversight of the Company’s board of directors (the “Board”). The Advisor is an affiliate of StratCap Investment Management, LLC (f/k/a Strategic Capital Fund Management, LLC), a Delaware limited liability company (the “Sponsor”). The Sponsor is indirectly owned by HMC USA Holdings LLC (“HMC”), a subsidiary of HMC Capital Limited ABN 94 138 990 593 (“HMC Capital Limited”). As of November 14, 2025, the Sponsor has invested $26,524,738 in the Company and, as a result, acquired 2,613,000 Class I shares. StratCap Securities, LLC (f/k/a SC Distributors, LLC) is the Company’s dealer manager that is a Delaware limited liability company (“SCD”) affiliated with the Sponsor and broker-dealer registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”).

On February 14, 2025, the Securities and Exchange Commission (the “SEC”) declared effective the Company’s registration of common stock for its initial public offering. The Company registered a public offering of up to $575 million in shares of common stock, consisting of up to $500 million in shares in its primary offering and up to $75 million in shares under its distribution reinvestment plan (together, the “Public Offering”). The Company is offering any combination of four classes of shares of its common stock: Class T shares, Class S shares, Class D shares and Class I shares with a dollar value up to the maximum offering amount. The offering price per share for each class of the Company’s common stock sold in the Public Offering varies and generally equals the Company’s prior month’s net asset value (“NAV”) per share for such class, as determined monthly, plus any applicable upfront selling commissions and dealer manager fees, and subject to ongoing stockholder servicing fees. As of November 14, 2025, the Company issued approximately 43,394 Class T shares and 2,717,919 Class I shares under its Public Offering, including the purchase of 2,613,000 Class I shares by the Sponsor, resulting in receipt of net proceeds of approximately $28,048,638.

Prior to the effectiveness of the Public Offering, the Company discontinued its private offering of common shares consisting of Class A, Class AX, Class D, Class DX, Class I and Class IX shares of common stock and discontinued its private offering of operating partnership units (“OP units”) of SWIF II OP, consisting of Class P interests in SWIF II OP, or Class P OP units, and Class PX interests in SWIF II OP, or Class PX OP units. The Class P OP units and Class PX OP units remain exchangeable on a one - for - one basis, in certain circumstances, into Class I shares and Class IX shares of the Company at the election of the unit holders.

Liquidity — The Company’s primary sources of capital are derived from the sale of our common shares and OP Units and loans from third-party financial institutions. The primary uses of capital will be to fund acquisitions of a variety of data centers, telecommunications and data infrastructure assets; the payment of operating expenses, including interest expense on any outstanding indebtedness; and the payment of authorized distributions and redemptions.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies presented below is designed to assist in understanding the consolidated financial statements and the accompanying notes. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation and Basis of Presentation — The accompanying consolidated financial statements have been prepared on an accrual basis of accounting in accordance with GAAP and include the accounts of the Company and its consolidated wholly owned subsidiaries.

All intercompany accounts and transactions have been eliminated in consolidation. The Company consolidates all entities in which it has a controlling financial interest through majority ownership or voting rights and variable interest entities whereby the Company is the primary beneficiary. In determining whether the Company has a controlling financial interest in a partially owned entity and the requirement to consolidate the accounts of that entity, the Company considers whether the entity is a variable interest entity (“VIE”) and whether it is the primary beneficiary. The Company is the primary beneficiary of a VIE when it has (1) the power to direct the most significant activities impacting the economic performance of the VIE and (2) the obligation to absorb losses or receive benefits significant to the VIE. Entities that do not qualify as VIEs are generally considered voting interest entities (“VOEs”) and are evaluated for consolidation under the voting interest model. VOEs are consolidated when the Company controls the entity through a majority voting interest or other means.

SWIF II OP is a VIE and a consolidated subsidiary of the Company. As of September 30, 2025, the total assets and liabilities of the Company’s consolidated VIEs were $117.3 million and $44.1 million, respectively, and as of December 31, 2024, the total assets and liabilities of the Company’s consolidated VIEs were $119.3 million and $36.7 million, respectively. Such amounts are included on the Company’s consolidated balance sheets.

Use of Estimates — The preparation of the consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

Cash and cash equivalents — Included in cash and cash equivalents are cash balances available for immediate withdrawal and short-term investments that have original maturity dates of three months or less. The carrying amount approximates fair value due to the short-term nature of these investments. The Company may have bank balances in excess of federally insured amounts; however, the Company deposits its cash and cash equivalents with high credit-quality institutions to minimize credit risk.

Tenant and Other Receivables — Tenant and Other Receivables includes rent and common area maintenance receivables, as well as the accumulated straight-line rent receivable balances. Management reviews rents receivable on a monthly basis and takes into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates, and economic conditions in the area in which the property is located. In the event that the collectability of rents receivable with respect to any given tenant is in doubt, the Company will record an increase in its allowance for uncollectible accounts or record a direct write-off of the specific rents receivable. The allowance for uncollectible accounts was $0 as of September 30, 2025 and December 31, 2024.

Due from Affiliates — The Due from Affiliates balance includes reimbursable acquisition related costs of $243,272 paid by the Company on behalf of Stratcap Wireless Datacom Ventures, LLC (the “Datacom Joint Venture”) as of September 30, 2025. The due from affiliates balance primarily includes reimbursable acquisition related costs of $224,723 paid by the Company on behalf of the Datacom Joint Venture as of December 31, 2024.

Prepaid and Other Assets — net — Prepaid and Other Assets — net primarily includes deferred transaction and acquisition costs, deferred financing costs and prepaid insurance and ground rents. Deferred transaction and acquisition costs, which were $7,146,951 and $4,764,345 as of September 30, 2025 and December 31, 2024, respectively, include deposits and costs associated with due diligence and other pre-acquisition related activities. Deferred financing costs consist of lender’s fees, legal and other loan costs incurred in connection with the revolving line of credit. Deferred financing costs are amortized over the contractual terms of the respective financings using the straight-line method, which approximates the effective interest rate method. As of September 30, 2025 and December 31, 2024, deferred financing costs were $209,705 and $274,785, respectively, net of accumulated amortization of $185,923 and $120,843, respectively. For the three months ended September 30, 2025 and 2024, $21,594 and $15,957, respectively, of deferred financing costs were amortized and included in interest expense in the accompanying consolidated statement of operations. For the nine months ended September 30, 2025 and 2024, $65,081 and $47,871, respectively, of deferred financing costs were amortized and included in interest expense in the accompanying consolidated statement of operations.

Acquisitions — The Company’s acquisitions will generally qualify for asset acquisition treatment under Accounting Standards Codification (“ASC”) 805, Business Combinations. For acquisitions, the aggregate purchase price is allocated on a relative fair value basis to tangible assets and related intangible assets acquired. The fair values of these assets acquired are based on management’s estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques. The fair value of tangible and intangible assets acquired is derived from estimated replacement costs or discounted cash flow valuation methods. In determining fair value using the discounted cash flow valuation method, management estimates the applicable discount rate and the timing and amount of future cash flows, including market rates and lease-up period. If the actual results differ from the estimates and judgments used in these fair values, the amounts recorded in the consolidated financial statements could be subject to a possible impairment of the tangible and intangible assets, or require acceleration of the depreciation or amortization expense of tangible and intangible assets in subsequent periods. Direct transaction costs are capitalized as a component of the cost of the asset acquired.

The Company records the fair value of obligations to perform certain asset retirement activities, including requirements pursuant to ground leases, easements and leased facility agreements to remove communications infrastructure or remediate the space upon which certain of the communications infrastructure resides. In determining the fair value of these asset retirement obligations, the Company must make several subjective and highly judgmental estimates, such as those related to (1) timing of cash flows, (2) future costs, (3) discount rates and (4) the probability of enforcement to remove the towers or small cells or remediate the land. See “Asset Retirement Obligations – net” below.

Property and Equipment — net — Property and equipment are stated at cost, net of accumulated depreciation. Property and equipment include land and perpetual easements for land, which have no definite life. When the Company purchases perpetual easements as part of overall acquisitions, the Company allocates a portion of the purchase price to the land easement. Depreciation of cell tower communications infrastructure is computed with a useful life equal to the shorter of 20 years or the term of the underlying ground lease (including optional renewal periods). Depreciation is computed utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets. Additions, renewals and improvements are capitalized, while routine maintenance and repairs are expensed. Depreciation of building and site improvements for data centers is over the estimated useful lives ranging from 35 to 44 years for building and 12 to 14 years for site improvements.

Impairment of Long-Lived Assets — The Company reviews the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. When an asset to be held and used by the Company is determined to be impaired, the related carrying amount of the asset is adjusted to its estimated fair value. The Company’s determination of fair value is based on a number of assumptions that are subject to economic and market uncertainties, including, among others, geographic location, lease-up potential and expected timing of lease-up, demand for wireless communication infrastructure, estimates regarding tenant cancellations and renewals of tenant contracts, and estimated additions of new equipment. As these factors are difficult to predict and are subject to future events that may alter the Company’s assumptions, the fair values estimated by the Company may not be achieved and the Company may be required to recognize future impairment losses on its long-lived assets. During the three and nine months ended September 30, 2025 and 2024, the Company determined that no impairment charges were necessary.

Intangible Assets — net — Intangible assets primarily consist of the estimated fair value on the date of acquisition of site rental contracts and tenant relationships (“contract rights”), of future tenant leases anticipated to be added to the acquired towers (“location capacity”), and the fair value of acquired in-place easements and ground leases with a finite life (“easements and right-of-use ground leases”). The site rental contracts and tenant relationships intangible assets are comprised of (1) the current term of the existing in- place leases, (2) the expected exercise of the renewal provisions contained within the existing leases, and (3) any associated relationships that are expected to generate value following the expiration of all renewal periods under existing leases. The location capacity intangible assets represent the fair value of the incremental revenue growth that could potentially be obtained by the Company from leasing the excess capacity on acquired cell towers. The easements and ground leases intangible assets are comprised of (1) the current term of the existing easements and ground leases and (2) assumptions on similar costs avoided upon the renewal or extension of existing easements and ground leases.

The useful life of the intangible assets is limited by the maximum depreciable life of the communications infrastructure (15 to 20 years), as a result of the interdependency of the communications infrastructure and site rental leases. For all intangible assets, amortization is provided using the straight-line method over the estimated useful lives as the benefit associated with these intangible assets is anticipated to be derived evenly over the life of the asset.

Asset Retirement Obligations — net — Pursuant to its ground lease, easement and leased facility agreements, the Company records obligations to perform asset retirement activities, including requirements to remove communications infrastructure or remediate the space upon which certain of its communications infrastructure resides. Asset retirement obligations are included in “Asset retirement obligations – net” in the Company’s consolidated balance sheets. The liability accretes as a result of the passage of time and the related accretion expense is included in “accretion expense” in the Company’s consolidated statements of operations. The associated asset retirement costs are initially included in “Property and equipment – net” in the consolidated balance sheets, capitalized as an additional carrying amount of the related long-lived asset, and depreciated over the useful life of such asset.

Offering Costs — Offering costs are charged to equity as such amounts are incurred. Deferred Offering costs were $0 and $2,191,615 as of September 30, 2025 and December 31, 2024, respectively.

Lease Accounting —

General — The Company evaluates whether a contract meets the definition of a lease whenever a contract grants a party the right to control the use of an identified asset for a period of time in exchange for consideration. To the extent the identified asset is able to be shared among multiple parties, the Company has determined that one party does not have control of the identified asset and the contract is not considered a lease. The Company accounts for contracts that do not meet the definition of a lease under other relevant accounting guidance.

Lessor — The Company’s lessor arrangements primarily include tenant contracts for dedicated space on its shared communications infrastructure. The Company classifies its leases at lease commencement as operating, direct financing, or sales-type leases. A lease is classified as a sales-type lease if at least one of the following criteria is met: (1) the lease transfers ownership of the underlying asset to the lessee, (2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (3) the lease term is for a major part of the remaining economic life of the underlying asset, (4) the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying assets, or (5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. Furthermore, when none of the above criteria is met, a lease is classified as a direct financing lease if both of the following criteria are met: (1) the present value of the sum of the lease payments and any residual value guaranteed by the lessee, that is not already reflected in the lease payments, equals or exceeds the fair value of the underlying asset and (2) it is probable that the lessor will collect the lease payments, plus any amount necessary to satisfy a residual value guarantee. A lease is classified as an operating lease if it does not qualify as a sales-type or direct financing lease. Currently, the Company classifies all of its lessor arrangements as operating leases.

Lessee — The Company’s lessee arrangements primarily consist of ground leases for land under towers. Ground leases for land are specific to each site, generally contain an initial term of 5 to 10 years, and are renewable (and cancellable after a notice period) at the Company’s option.

The majority of the Company’s lease agreements have certain termination rights that provide for cancellation after a notice period and multiple renewal options exercisable at the Company’s option. The Company includes renewal option periods in its calculation of the estimated lease term when it determines the options are reasonably certain to be exercised. When the exercise of such renewal options is deemed to be reasonably certain, the estimated lease term determined under ASC 842, Leases, will be greater than the noncancelable term of the contractual arrangement. Although certain renewal periods are included in the estimated lease term, the Company would have the ability to terminate or elect to not renew a particular lease if business conditions warrant such a decision. In making the determination of the period for which the Company is reasonably certain to remain on the site, the Company will assume optional renewals that are reasonably certain of being exercised for a period sufficient to cover all tenants under their current committed term where the Company has provided rights to the tower to its tenants not to exceed the contractual ground lease terms, including renewals.

The Company classifies its lessee arrangements at lease commencement as either operating leases or finance leases. A lease is classified as a finance lease if at least one of the following criteria is met: (1) the lease transfers ownership of the underlying asset to the lessee, (2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (3) the lease term is for a major part of the remaining economic life of the underlying asset, (4) the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying asset, or (5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. A lease is classified as an operating lease if none of the five criteria described above for finance lease classification is met. Currently, the Company classifies all of its lessee arrangements as operating leases.

Right-of-use (“ROU”) assets associated with operating leases are included in “Ground lease right of use assets” in the Company’s consolidated balance sheets. Lease liabilities related to operating leases are included in “Lease liabilities” in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the estimated lease term, and lease liabilities represent the Company’s present value of its future lease payments. In assessing its leases and determining its lease liability at lease commencement or upon modification, the Company is not able to readily determine the rate implicit for its lessee arrangements, and thus uses its incremental borrowing rate on a collateralized basis to determine the present value of the lease payments. The Company’s ROU assets are measured as the balance of the lease liability, plus any prepaid or accrued lease payments and any unamortized initial direct costs. Certain of the Company’s ground lease agreements contain fixed escalation clauses (such as fixed dollar or fixed percentage increases) or inflation-based escalation clauses (such as those tied to the change in consumer price index (“CPI”)). If the payment terms include fixed escalators, upfront payments, or rent-free periods, the effect of such increases is recognized on a straight-line basis. The Company calculates the straight-line expense over the contract’s estimated lease term.

Lease agreements may also contain provisions for a contingent payment based on (1) the revenues derived from the communications infrastructure located on the leased asset, (2) the change in CPI, or (3) the usage of the leased asset. The Company’s contingent payments are considered variable lease payments and are (1) not included in the initial measurement of the ROU asset or lease liability due to the uncertainty of the payment amount and (2) recorded as expense in the period such contingencies are resolved.

The Company reviews the carrying value of its ROU assets for impairment, as it does for its other long-lived assets, whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. If the carrying amount of the ROU asset is no longer recoverable and exceeds the fair value of such investment, an impairment loss is recognized. If the Company’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized. If the Company determines that an impairment has occurred, the affected assets must be reduced to their fair value.

Revenue Recognition — Lease rental revenues are recognized on a ratable basis over the fixed, noncancelable term of the relevant tenant contract, generally ranging from 5 to 15 years for site rental revenues derived from tenants. Certain tenant contracts contain (1) fixed escalation clauses (such as fixed- dollar or fixed-percentage increases) or inflation-based escalation clauses (such as those tied to the change in CPI), (2) multiple renewal periods exercisable at the tenant’s option and (3) only limited termination rights at the applicable tenant’s option through the current term. If the payment terms call for fixed escalators, upfront payments, or rent-free periods, the revenue is recognized on a straight-line basis over the fixed, noncancelable term of the tenant contract’s current term. To the extent the Company acquires above- or below- market tenant leases for contractual interests with tenants on the acquired communications infrastructure (for example, with respect to small cells and fiber), the Company records the fair value as deferred credits or debits and amortizes such deferred credits or debits to site rental revenues over their estimated lease term.

The Company recognizes revenue on a straight-line basis. Therefore, a portion of the site rental revenues in a given period represents cash collected or contractually collectible in other periods. Assets related to straight-line site rental revenues are recorded within “Tenant and other receivables” in the consolidated balance sheets. Straight-line rental revenue was $43,917 and $52,894 for the three months ended September 30, 2025 and September 30, 2024, respectively. Straight-line rental revenue was $143,570 and $157,097 for the nine months ended September 30, 2025 and September 30, 2024, respectively. Amounts billed or received prior to being earned are deferred and reflected in “Deferred rental revenue” in the consolidated balance sheets. Amounts to which the Company has an unconditional right to payment, which are related to both satisfied or partially satisfied performance obligations, are recorded within “Tenant and other receivables” in the consolidated balance sheets.

The Company’s cell tower lease terms generally allow for only limited expense reimbursements on a pro-rata basis for property related expenses above base year expense amounts. Under the terms of data center leases, the majority of the Company’s rental expenses, including common area maintenance, real estate taxes and insurance, are recovered from tenants. The Company records amounts reimbursable by tenants as revenue in the period the applicable expenses are incurred, which is generally on a ratable basis throughout the term of the lease. The Company accounts for and presents rental revenue and tenant recoveries as a single component under rental revenues as the timing of recognition is the same, the pattern with which the transfer of the right of use of the property and related services to the lessee are both on a straight-line basis and its leases qualify as operating leases.

The Company may have multiple performance obligations for site development services, which primarily include: structural analysis, zoning, permitting, and construction drawings. For each of the above performance obligations, services revenues are recognized at completion of the applicable performance obligation, which represents the point at which the Company believes it has transferred goods or services to the tenant. The revenue recognized is based on an allocation of the transaction price among the performance obligations in a respective contract based on estimated stand-alone selling price.

Stock-Based Compensation — The Company applies ASC Topic 718, Compensation — Stock Compensation, or ASC Topic 718, to account for its stock compensation pursuant to the 2021 Equity Incentive Plan, using the fair value method, which requires an estimate of fair value of the award at the time of grant and recognition of compensation expense on a straight-line basis over the requisite service period of the awards. Forfeitures of stock-based awards are recognized as an adjustment to compensation expense as they occur. Awards granted under the Equity Incentive Plan may include restricted stock or units issued to executive officers, in addition to restricted stock issued to directors.

Pursuant to the Equity Incentive Plan, in March 2025, the Company granted 19,265 shares of restricted stock to Directors of the Company that vest over a period of up to one year from the date of grant. There were no stock awards issued during the three and nine months ended September 30, 2024. For the three months and nine months ended September 30, 2025, the Company recognized stock compensation expense amounting to $49,257 and $113,343, respectively. Such expense was based on the grant date fair value for time-based awards that are probable of vesting, which fair value calculation used the most recently disclosed NAV per share offering price at the time of grant. Stock compensation expense is included in general and administrative expenses in our accompanying condensed consolidated statements of operations and comprehensive loss.

Earnings per Share — Basic earnings (loss) per share for all periods presented are computed by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of the Company’s common stock outstanding during the periods presented. Diluted earnings (loss) per share are computed based on the weighted average number of shares of the Company’s common stock and all potentially dilutive securities, if any. The Company considers the effect of other potentially dilutive securities, including the OP Units, which may be redeemed for shares of the Company’s common stock under certain circumstances, and includes them in the Company’s computation of diluted EPS under the if-converted method when their inclusion is dilutive. The Company did not have any stock-based compensation awards or other potentially dilutive securities during the three and nine months ended September 30, 2024, and such awards were not dilutive for the three and nine months ended September 30, 2025. Unvested restricted stock awards that receive nonforfeitable dividends are considered participating securities and, therefore, are included in the earnings allocation in the calculation of basic and diluted earnings per share using the two-class method when net income is available for allocation. These awards are not included in the denominator of basic or diluted earnings per share until they vest.

Fair Value Instruments — Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1 — Observable inputs, such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company has no assets or liabilities that are measured at fair value on a recurring basis as of September 30, 2025 or December 31, 2024.

The carrying amounts of financial instruments such as loan payable and accounts payable and accrued expenses approximate their fair values due to the short-term maturities and market rates of interest of these instruments.

Concentration Risks — As of September 30, 2025 and December 31, 2024, the Company had cash on deposit in certain financial institutions that exceed the current federally insured levels. The Company limits cash investments to financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk on cash.

For the nine months ended September 30, 2025, the Company owned cell towers located in Indiana, Tennessee and Texas that account for approximately 22.15%, 32.28% and 15.99%, respectively, of total rental revenue. For the nine months ended September 30, 2024, the Company owned cell towers located in Indiana, Georgia and Tennessee that account for approximately 29.75%, 7.09%, and 24.42%, respectively, of total rental revenue.

For the nine months ended September 30, 2025, cell tower leases with tenants under common control of Verizon Communications Inc. and its subsidiaries and AT&T Inc. and its subsidiaries accounted for approximately 62.48% and 26.65%, respectively, of total cell tower rental revenue. For the nine months ended September 30, 2024, cell tower leases with tenants under common control of Verizon Communications Inc. and its subsidiaries and AT&T Inc. and its subsidiaries accounted for approximately 60.78% and 30.48%, respectively, of total cell tower rental revenue.

The Company owned data centers located in Missouri and California that account for approximately 62.91% and 37.09%, respectively, of total data center rental revenue for the nine months ended September 30, 2025. For the nine months ended September 30, 2024, the Company owned data centers located in Missouri and California that accounted for approximately 62.31% and 37.69%, respectively of total data center rental revenue.

Data center leases with tenants under common control of TierPoint, Wesco and AT&T Inc. and its subsidiaries accounted for approximately 40.28%, 22.63% and 37.09%, respectively, of total data center rental revenue for the nine months ended September 30, 2025. Data center leases with tenants under common control of TierPoint and AT&T Inc. and its subsidiaries accounted for approximately 39.87% and 37.69%, respectively, of total data center rental revenue for the nine months ended September 30, 2024.

Noncontrolling Interest — The Company defines a noncontrolling interest as the portion of equity in a subsidiary not attributable, directly or indirectly, to the Company. Such noncontrolling interests are reported on the consolidated balance sheets within equity, but separately from the stockholders’ (“shareholders”) equity. Revenues, expenses and net income or loss attributable to both the Company and noncontrolling interests are reported on the consolidated statements of operations. Noncontrolling interest in SWIF II OP represents the limited partner’s proportionate share of the equity of SWIF II OP not held by the Company.

Income (loss) is allocated to noncontrolling interest in accordance with the weighted average percentage ownership of the Company during the period. At the end of each reporting period the appropriate adjustments to the income (loss) are made based upon the weighted average percentage ownership of SWIF II OP during the period. The Company’s ownership interest in SWIF II OP was 89% and 85% as of September 30, 2025 and December 31, 2024, respectively.

Income Taxes — As discussed in Note 1, the Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) beginning with its taxable year ended December 31, 2021. The Company generally must distribute annually at least 90% of its net taxable income, subject to certain adjustments and excluding any net capital gain. Assuming the Company’s distributions equal or exceed the Company’s taxable net income, the Company generally will not be required to pay federal corporate income taxes on such income. The Company must also meet certain other organizational and operational requirements. If such requirements are not met, its income could be taxable at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed income. It is management’s current intention to adhere to these requirements and maintain the Company’s REIT status. Accordingly, no provision for federal income taxes has been included in the accompanying consolidated financial statements.

Certain income, gain, loss, and deductions of SWIF II OP for US federal income tax purposes will be allocated to each limited partnership unit, regardless of whether any distributions are made by SWIF II OP.

ASC 740, Income Taxes, provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the consolidated financial statements. ASC 740 requires the evaluation of tax positions taken, or expected to be taken, in the course of preparing the Company’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current period. No income tax benefit or liability for uncertain tax positions has been recorded in the accompanying consolidated financial statements.

Recent Accounting Pronouncements — In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, or ASU 2024-03. Further, in January 2025, the FASB issued ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date, or ASU 2025-01. ASU 2024-03 requires new financial statement disclosure to be provided in the notes to the financial statements in a tabular presentation related to the disaggregation of certain expense captions presented on the face of the income statement within continuing operations that include expense categories such as: (i) purchases of inventory; (ii) employee compensation; (iii) depreciation; and (iv) intangible asset amortization. ASU 2024-03 and ASU 2025-01 are effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted and may be applied retrospectively or prospectively. The Company is currently evaluating the impact of ASU 2024-03 on the Company’s consolidated financial statements and will adopt this standard for the year ended December 31, 2027.

3.	ASSET ACQUISITIONS

The following table summarizes the asset acquisitions for the nine months ended September 30, 2025:

						Asset
			Number of Properties	Total Purchase	Right-of-Use	Retirement
Property	Market	Closing Date	Acquired	Price(1)	Asset(2)	Obligation(3)
Cell Towers:
Plada Heights	Tennessee	January 22, 2025	1	$623,495	$—	$26,468
Lemont Lane	Tennessee	February 5, 2025	1	676,379	93,083	26,460
Murfreesboro	Tennessee	May 6, 2025	1	678,595	90,556	29,113
Anchor	Tennessee	May 23, 2025	1	627,811	—	27,777
Rockvale	Tennessee	June 23, 2025	1	628,838	—	26,453
Swindell Mill	Tennessee	July 9, 2025	1	617,550	60,314	30,473
Ringgold	Georgia	September 29, 2025	1	652,622	104,314	26,464
Total			7	$4,505,290	$348,267	$193,208

The following table summarizes the asset acquisitions for the nine months ended September 30, 2024:

						Asset
			Number of Properties	Total Purchase	Right-of-Use	Retirement
Property	Market	Closing Date	Acquired	Price(1)	Asset(2)	Obligation(3)
Cell Towers:
Whip Communications	Iowa	January 10, 2024	2	$1,966,205	$156,489	$62,375
East River	Ohio	January 24, 2024	1	677,954	—	35,049
BTO	Maryland	February 29, 2024	1	1,542,835	66,980	45,869
Trinity Park	Tennessee	January 17, 2024	1	537,500	86,942	29,218
West Maryville	Tennessee	January 31, 2024	1	473,894	115,123	27,870
Oakbrook	South Carolina	January 31, 2024	1	538,962	127,316	27,870
Dream Central	Tennessee	February 16, 2024	1	540,398	116,742	29,225
Norton	Tennessee	April 2, 2024	1	955,897	116,292	27,884
North Sequatchie	Tennessee	April 30, 2024	1	594,588	86,610	27,898
Bluhmtown	Tennessee	May 31, 2024	1	652,212	—	26,546
CellTex	Texas	July 12, 2024	3	7,195,440	—	122,737
Adirondack	New York	July 31, 2024	1	687,651	—	31,964
Lebanon	North Carolina	August 19, 2024	1	633,797	116,130	27,865
Dry Branch	Tennessee	August 23, 2024	1	513,541	—	26,521
Meadow Creek	Tennessee	August 23, 2024	1	513,710	79,215	27,863
Total			18	$18,024,584	$1,067,839	$576,754

(1)	Includes capitalized acquisition-related costs.
(2)	Right-of-use assets were obtained in exchange for the assumption of operating lease liabilities of the same values as part of the asset acquisitions.
(3)	Asset retirement obligations were assessed as part of the asset acquisitions.

The related assets, liabilities, and results of operations of the acquired properties are included in the consolidated financial statements from the date of acquisition. The following table summarizes the estimated relative fair value purchase price allocations of the assets acquired and liabilities assumed at the acquisition dates as of September 30, 2025 and September 30 2024:

	September 30, 2025	September 30, 2024
Assets:
Cell towers	$2,923,506	$7,030,954
Land	89,536	—
Contract rights and tenant relationships	433,461	7,811,199
Network location & capacity	1,025,472	2,981,801
Rooftop easements and ground easements	226,523	777,384
Right-of-use assets obtained in exchange for operating lease liabilities	348,267	1,067,839
Total assets acquired	5,046,765	19,669,177
Liabilities:
Asset retirement obligation	193,208	576,754
Ground lease liability	348,267	1,067,839
Total liabilities assumed	541,475	1,644,593
Total Purchase Price	$4,505,290	$18,024,584

4.	PROPERTY AND EQUIPMENT – NET

Property and equipment – net consist of the following as of September 30, 2025 and December 31, 2024:

	Estimated Useful Life (in years)	September 30, 2025	December 31, 2024
Land		$3,970,950	$3,881,414
Cell towers	20	17,332,146	14,424,240
Building	35 - 44	22,871,656	22,871,656
Site improvements	12 - 14	1,624,532	1,624,532
Total property and equipment		45,799,284	42,801,842
Less accumulated depreciation		(3,139,632)	(2,012,372)
Total property and equipment - net		$42,659,652	$40,789,470

Depreciation expense was $401,140 and $321,888 for the three months ended September 30, 2025 and 2024, respectively, and $1,106,830 and $893,573 for the nine months ended September 30, 2025 and 2024, respectively.

5.	INTANGIBLE ASSETS – NET

Intangible assets – net consist of the following as of September 30, 2025 and December 31, 2024:

	Estimated Useful Life (in years)	September 30, 2025	December 31, 2024
Contract rights and tenant relationships	10 - 13	$19,620,419	$19,184,027
Network location & capacity	10	11,030,774	9,967,003
Rooftop easements and ground easements	20	1,348,557	1,122,033
Above market leases	13	806,494	806,494
Total intangible assets		32,806,244	31,079,557
Less accumulated amortization		(6,610,683)	(4,344,323)
Total intangible assets - net		$26,195,561	$26,735,234

Amortization expense was $811,379 and $693,013 for the three months ended September 30, 2025, and 2024, respectively, and $2,209,658 and $1,695,352 for the nine months ended September 30, 2025, and 2024, respectively. Above market lease amortization of $15,711 and $15,711 was included as an adjustment to rental revenues in the consolidated statement of operations for the three months ended September 30, 2025, and 2024, respectively, and $47,133 and $47,133 for the nine months ended September 30, 2025 and 2024, respectively.

The following table represents the weighted average remaining useful lives of the intangible assets as of September 30, 2025, and September 30, 2024:

Weighted-Average Remaining Life (Years)	September 30, 2025	September 30, 2024
Contract rights and tenant relationships	9	9
Network location & capacity	8	8
Rooftop easements and ground easements	19	19
Above market lease	10	11

The following sets forth future annual amortization for acquisition-related intangibles for the next five years ended December 31 and thereafter:

Years ending December 31:
Remainder of 2025	774,259
2026	3,097,034
2027	3,097,034
2028	3,097,034
2029	3,097,034
Thereafter	13,033,166
Total	$26,195,561

6.	INTANGIBLE LIABILITIES – NET

Intangible liabilities – net consisted of the following as of September 30, 2025, and December 31, 2024:

	Estimated Useful Life (in years)	September 30, 2025	December 31, 2024
Below market leases	5	$1,321,686	$1,321,686
Total intangible liabilities		1,321,686	1,321,686
Less accumulated amortization		(629,374)	(440,562)
Total intangible liabilities - net		$692,312	$881,124

Amortization recorded on the lease intangible liabilities for the three months ended September 30, 2025, and 2024 was $62,937 and $62,937, respectively, and for the nine months ended September 30, 2025 and 2024 was $188,812 and $188,812, respectively. The amount of amortization was recorded as an increase to rental revenue in the Company’s consolidated statements of operations.

The following table represents the weighted average remaining useful lives of the intangible liabilities as of September 30, 2025, and September 30, 2024:

Weighted-Average Remaining Life (Years)	September 30, 2025	September 30, 2024
Below market leases	3	4

The following sets forth future annual amortization for intangible liabilities for the next five years ended December 31:

Years ending December 31:
Remainder of 2025	62,937
2026	251,750
2027	251,750
2028	125,875
2029	—
Thereafter	—
Total	$692,312

7.	LOAN PAYABLE

On March 15, 2023, the Company entered into a credit agreement (the “Revolving Facility”) pursuant to which the Company may request advances on a revolving facility up to an initial aggregate principal of $35,000,000. The maturity date of the Revolving Facility is March 15, 2028. The Revolving Facility’s base rate loans shall bear interest at the lesser of (i) 1.75% plus the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Secured Overnight Financing Rate (“SOFR”) for a one-month term in effect on such date plus 0.25% (“Term SOFR”) and (ii) the “Maximum Rate” as defined in the agreement as the maximum interest rate allowed under New York Law. The Revolving Facility’s SOFR rate loans shall bear interest in the lesser of (i) 2.75% plus Term SOFR for the relevant Interest Period and (ii) the Maximum Rate.

On July 11, 2024, the Company drew down $8,000,000 for the acquisition of a cell tower portfolio located in Texas and potential future acquisitions. On August 16, 2024, the Company drew down $650,000 for the acquisition of a cell tower portfolio located in North Carolina. On October 14, 2024, the Company drew down $1,445,000 for the payment of the Dry Branch, Sandy Springs, Longview and Plada Heights development invoices. On December 5, 2024, the Company drew down $2,215,000 for the debt funding re-imbursement regarding prepaid development expenses. On December 18, 2024, the Company drew down $375,000 for the acquisition of Cherokee Orchard. On January 21, 2025, the Company drew down $2,190,000 to fund future development costs. On March 31, 2025, the Company drew down $3,315,795 to fund future development costs. As of September 30, 2025, and December 31, 2024, the outstanding loan payable balance was $34,840,795 and $29,335,000, respectively.

The Revolving Facility requires the Company to maintain certain financial covenants such as (1) the weighted average remaining lease term of data center properties shall not be permitted to be less than 60 months; (2) the fixed charge coverage ratio (pre-distribution) shall not be permitted to be less than 1.25 to 1.00; (3) the fixed charge coverage ratio (post-distribution) shall not be permitted to be less than 1.10 to 1.00; and (4) the loan to value ratio shall not be permitted to be greater than 70%. The Company is in compliance with these financial covenants as of September 30, 2025.

As of September 30, 2025, the carrying value of the Company’s loan payable approximates its fair value. The fair value of the Company’s indebtedness is estimated by modeling the cash flows required by the Revolving Facility and discounting them back to present value using the appropriate discount rate. Additionally, the Company considers current market rates and conditions by evaluating similar current borrowing agreements with comparable terms. The inputs used in estimating the fair value of the Company’s indebtedness are considered Level 3.

8.	ASSET RETIREMENT OBLIGATIONS

Pursuant to its ground lease, easement, and certain pole attachment agreements, the Company has the obligation to perform certain asset retirement activities, including requirements upon contract termination to remove communications infrastructure or remediate the space on which its communications infrastructure is located. The changes in the carrying amount of the Company’s asset retirement obligations were as follows:

	September 30, 2025	December 31, 2024
Beginning balance	$1,866,090	$1,133,154
Additions	191,865	660,142
Accretion expense	74,431	72,794
Ending balance	$2,132,386	$1,866,090

As of September 30, 2025, the estimated undiscounted future cash outlay for asset retirement obligations was $12,183,470.

9.	EQUITY (DEFICIT)

Authorized Shares and Units — As of September 30, 2025, the Company had authority under its Articles of Amendment and Restatement dated July 12, 2021(as amended and/or supplemented, the “Charter”) to issue Series A preferred shares and shares of common stock consisting of Class A, Class AX, Class D, Class DX, Class I, Class IX, Class S and Class T shares. Additionally, the Company also had authority pursuant to the Fourth Amended and Restated Limited Partnership Agreement of SWIF II OP dated as of June 23, 2025 (as amended, the “LPA”) to issue SWIF II OP units (See further discussion under “SWIF II OP Limited Partnership Units” below).

Operating Partnership (SWIF II OP) — The Company intends to hold substantially all of its assets in SWIF II OP or in subsidiary entities thereof. For purposes of satisfying the asset and gross income tests for qualification as a REIT for US federal income tax purposes, the Company’s proportionate share of the assets and income of SWIF II OP will be deemed to be the Company’s assets and income.

The Company is the sole general partner of, and owns a majority of the limited partnership interests in, SWIF II OP. The Advisor also holds the special limited partner interest in SWIF II OP. As the sole general partner of SWIF II OP, the Company has the exclusive power to manage and conduct the business of SWIF II OP. The Company may not be removed as general partner by the limited partners. The Board will, at all times, have oversight and policy- making authority, including responsibility for governance, financial controls, compliance, and disclosure, with respect to SWIF II OP. However, pursuant to the advisory agreement, the Company delegated to the Advisor authority to make decisions related to the management of the Company’s and SWIF II OP’s assets, including sourcing, evaluating, and monitoring investment opportunities, and making decisions related to the acquisition, management, financing, and disposition of assets in accordance with investment objectives, guidelines, policies, and limitations, subject to oversight by the Board.

SWIF II OP Limited Partnership Units — Limited partnership units represent an interest as a limited partner in SWIF II OP. Limited partners of any class do not have the right to participate in the management of SWIF II OP. Limited partners of any class who do not participate in the management of SWIF II OP, by virtue of their status as limited partners, generally are not liable for the debts and liabilities of SWIF II OP beyond the amount of their capital contributions. The voting rights of the limited partners of any class are generally limited to approval of specific types of amendments to the LPA.

Limited partnership interests in SWIF II OP, other than the special limited partner interest and general partner interest, are currently divided into ten classes: (1) Class A OP units, (2) Class AX OP units, (3) Class D OP units, (4) Class DX OP units, (5) Class I OP units, (6) Class IX OP units, (7) Class P OP units, (8) Class PX OP units, (9) Class S OP units and (10) Class T OP units.

In general, the Class A OP units, Class AX OP units, Class D OP units, Class DX OP units, Class I OP units, Class IX OP units, Class S OP units, and Class T OP units are intended to correspond on a one-for-one basis with Class A shares, Class AX shares, Class D shares, Class DX shares, Class I shares, Class IX shares, Class S shares, and Class T shares. When the Company receives proceeds from the sale of shares of common stock, the Company contributes such proceeds to SWIF II OP and receives SWIF II OP units that correspond to the classes of shares sold.

On January 18, 2022, the Company began offering Class P OP units and Class PX OP units in SWIF II OP directly to accredited investors and terminated the offering prior to commencement of the Public Offering. The Class P OP units and Class PX OP units are exchangeable on a one for one basis, in certain circumstances, into Class I shares and Class IX shares at the election of the unit holders.

In general, each Class A OP unit, Class AX OP unit, Class D OP unit, Class DX OP unit, Class I OP unit, Class IX OP unit, Class P OP unit, Class PX OP unit, Class S OP unit, and Class T OP unit will share in distributions from SWIF II OP when such distributions are declared by the Company, the general partner, in its sole discretion.

Upon SWIF II OP’s liquidation, Class A OP units and Class D OP units will automatically convert to Class I units and Class AX OP units and Class DX OP units will automatically convert into Class IX units, in each case, in proportion to the NAV per unit of each class, and the resulting Class I OP units and Class IX OP units will share on a unit-by-unit basis in the assets of SWIF II OP that are available for distribution, after payment of all liabilities, after establishment of reserves, and after payment of any preferred return to the holders of any limited partnership preferred units and payment of the portion distributable to the holder of the special limited partner interest. In addition, a portion of the items of income, gain, loss, and deduction of SWIF II OP for US federal income tax purposes will be allocated to each limited partnership unit, regardless of whether any distributions are made by SWIF II OP.

For each Class A OP unit, Class AX OP unit, Class D OP unit, Class DX OP unit, Class I OP unit, Class IX OP unit, Class P OP unit, Class PX OP unit, Class S OP unit, and Class T OP unit, investors generally will be required to contribute money or property, with a net equity value determined by the general partner. Holders of SWIF II OP units will not be obligated to make additional capital contributions to SWIF II OP. Further, these holders will not have the right to make additional capital contributions to SWIF II OP or to purchase additional SWIF II OP units without the Company’s consent.

Upon the effectiveness of the Public Offering, Class S OP units and Class T OP units were authorized under the LPA to be consistent with the Company’s Public Offering of Class S shares and Class T shares.

The Advisor may elect to receive its management fee in cash, Class I shares, or Class I OP units, and distributions on the performance participation allocation may be payable in cash or Class I OP units at the election of the Advisor. (See “Asset Management Fees” in Note 11 below).

As of September 30, 2025, the Company had authority to issue 601,417,066 SWIF II OP units, consisting of the following:

	Number of SWIF II	Number of SWIF II
Classification	OP Units Authorized	OP Units Outstanding	Par Value ($)
Class A OP Units	6,000,000	4,588,397	0.01
Class AX OP Units	3,000,000	1,428,954	0.01
Class D OP Units	100,000,000	—	0.01
Class DX OP Units	100,000,000	—	0.01
Class I OP Units	100,000,000	3,399,388	0.01
Class IX OP Units	100,000,000	1,622,244	0.01
Class S OP Units	94,000,000	—	0.01
Class T OP Units	97,000,000	31,909	0.01
Class P OP Units	1,241,583	1,241,583	0.01
Class PX OP Units	175,483	175,483	0.01
Total	601,417,066	12,487,958

Dividends and Distributions — The Board may, from time to time, authorize and direct the Company to declare and pay to stockholders such dividends or other distributions in cash or other assets of the Company or in securities of the Company, including in shares of one class payable to holders of shares of another class, or from any other source as the Board in its sole and absolute discretion shall determine. The Board shall endeavor to authorize and direct the Company to declare and pay such dividends and other distributions as shall be necessary for the Company to qualify as a REIT under the Code; provided, however, stockholders shall have no right to any dividend or other distribution, unless and until authorized by the Board and declared by the Company. For the three and nine months ended September 2025 and 2024, respectively, the following cash dividends and distributions were declared and paid or payable to stockholders and unitholders as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Classification	2025	2024	2025	2024
Class A Common Stock	$638,034	$686,619	$1,957,079	$2,057,082
Class AX Common Stock	5,768	891	9,941	2,097
Class I Common Stock	259,273	286,611	730,741	813,773
Class IX Common Stock	37,205	6,083	54,591	9,747
Class T Common Stock	3,455	—	4,158	—
Class P OP Units	203,637	222,689	662,326	663,988
Class PX OP Units	302	3,007	5,310	4,437

Total	$1,147,674	$1,205,900	$3,424,146	$3,551,124

Dividend and Distribution Reinvestment  — Distributions to holders of Class AX shares, Class DX shares, Class IX shares, and Class PX OP units shall be deemed distributed and then invested in additional shares of the same class at the applicable purchase price per share, net of any selling commissions and/or dealer manager fees associated with the applicable class. Upon effectiveness of the public offering, all stockholders and unit holder classes can elect distributions to be reinvested in the same class of stock or units receiving the distribution.

	Three Months Ended September 30,		Nine Months Ended September 30,
Classification	2025	2024	2025	2024
Class A Common Stock	$—	$—	$—	$—
Class AX Common Stock	190,603	188,589	571,711	564,824
Class I Common Stock	101,649	—	132,607	—
Class IX Common Stock	189,547	268,304	680,572	745,399
Class T Common Stock	—	—	—	—
Class P OP Units	—	—	—	—
Class PX OP Units	23,872	29,147	74,058	92,625
Total	$505,671	486,040	$1,458,948	$1,402,848

Share Repurchase Program — In the Company’s perpetual life structure, an investor may request that the Company repurchase his or her shares on a monthly basis under the Company’s repurchase program, but the Company is not obligated to repurchase any shares and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any particular month in the Company’s discretion. The Board authorized the commencement of the Company’s share repurchase program on September 1, 2023, and authorized the Company to repurchase Class A, Class AX, Class I, and Class IX shares at the applicable price per share in accordance with the terms of the share repurchase program. The Board authorized the commencement of the OP Unit repurchase program on September 1, 2023, and authorized the Company to repurchase Class P OP and Class PX OP units at the applicable price per share in accordance with the terms of the OP Unit repurchase program.

Share Cancellation by StratCap Investment Management, LLC — On September 26, 2025, the Board approved a program pursuant to which the Sponsor may, over the course of twelve months, periodically cancel certain shares of common stock of the Company held by the Sponsor for no consideration (the “Cancellation Program”). In connection with the Cancellation Program, on September 26, 2025 and September 28, 2025, the Board accepted the cancellations of (i) 90,000 Class I shares and 90,000 Class I shares held by the Sponsor, respectively, for no consideration, for an aggregate cancellation of 180,000 Class I shares and (ii) a corresponding number of Class I OP units in SWIF II OP.

Determination of Public Offering Share Purchase Prices — The Board approves a NAV per share for each class of common stock with outstanding shares each 30-day period from December 2024 consistent with the Advisor’s determination. In the Public Offering, each class of common stock will be sold at the “transaction price”, which generally will equal the NAV per share of each class of common stock, plus applicable upfront selling commissions and dealer manager fees. In connection with the September 2025 NAV determination, the offering prices for each class of shares in the Public Offering were $10.0721 per Class T share, $10.0991 per Class S share, $10.0991 per Class D share and $10.0991 per Class I share.

Selling Commissions and Dealer Manager Fees — The dealer manager is entitled to receive selling commissions of 1.5% on Class D shares, 3.0% on Class T shares, and 3.5% on Class S shares based on the transaction price of each applicable class of shares sold in the Public Offering. Class I shares do not incur selling commissions. The dealer manager is also entitled to receive dealer manager fees of 0.5% on Class T shares based on the transaction price of each applicable class of shares sold in the Public Offering. Class D shares, Class I shares, and Class S shares do not incur dealer manager fees. The dealer manager is also entitled to receive a stockholder servicing fee of 0.25%, 0.85%, 0.85% per annum of the aggregate NAV of the Company's outstanding Class D shares, Class S shares, and Class T shares, respectively. The stockholder servicing fee with respect to Class T shares consists of an investment professional stockholder servicing fee of 0.65% per annum, and a dealer stockholder servicing fee of 0.20% per annum; however, with respect to Class T shares sold through certain participating broker-dealers, the investment professional stockholder servicing fee and the dealer stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares. There is no stockholder servicing fee with respect to Class I shares. The Company will accrue the full cost of the stockholder servicing fee as an offering cost at the time each Class D, Class S, and Class T share is sold during the Offering.

10.INVESTMENT IN DATACOM JOINT VENTURE

Datacom Joint Venture is a Delaware limited liability company established as a joint venture on December 8, 2022. The Datacom Joint Venture was entered into by SWIF II Ventures I, LLC, a wholly owned subsidiary of the Company, and DataCom, LP. The Company accounts for its 51% ownership interest in the Datacom Joint Venture as an equity method investment as the Datacom Joint Venture is under shared control among the two Datacom Joint Venture partners. The Company does not consolidate the Datacom Joint Venture as it does not have the power to direct the activities that most significantly impact Datacom Joint Venture’s economic performance. The Company considered acquisition, disposition, major operating and capital raising and allocation decisions as activities that primarily impact the economic results of the Datacom Joint Venture.

The purpose of the Datacom Joint Venture is to conduct and engage in the following activities: (i) directly or indirectly acquire, purchase, own, hold, manage, develop, operate, improve, renovate, rent, lease, fund, finance, encumber, sell, transfer, exchange, dispose of, invest in, or otherwise deal with certain fiber and wireless real estate assets and any direct or indirect interest therein or any securities of any kind issued by any entity primarily engaged in such activities; (ii) to own, directly or indirectly, a limited liability company or other interest in, and act as a general or limited partner, member, manager, or shareholder of, each of the subsidiaries of the Datacom Joint Venture and to exercise all of the powers, duties, rights, and responsibilities associated therewith; and (iii) to do such other things and engage in such other activities, as may be necessary, convenient or advisable with respect to the conduct of the business of the Datacom Joint Venture.

The following table summarizes the statements of operations of the Datacom Joint Venture for the three and nine months ended September 30, 2025, and 2024:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Rental revenues	$1,539,127	$832,731	$4,271,496	$2,858,662
Rental operating and other expenses	(799,158)	(318,822)	(2,078,378)	(1,292,060)
Management fees payable to affiliate	(258,230)	(293,735)	(607,264)	(592,114)
Depreciation and amortization	(2,696,390)	(2,068,497)	(7,681,634)	(5,878,833)
Interest expense	(769,872)	—	(1,929,080)	—
Net loss of Datacom Joint Venture	$(2,984,523)	$(1,848,323)	$(8,024,860)	$(4,904,345)
The Company’s allocated loss from Datacom Joint Venture	$(1,381,269)	$(776,113)	$(3,753,915)	$(2,162,548)

The following table summarizes the balance sheets of the Datacom Joint Venture as of September 30, 2025 and December 31, 2024:

	September 30, 2025	December 31, 2024
Assets
Property and equipment, net	$54,294,438	$51,256,072
Intangible assets, net	63,939,138	61,570,267
Other assets, net	13,977,895	12,972,693
Total assets	$132,211,471	$125,799,032
Liabilities and members’ capital
Accounts payable and accrued liabilities	$2,175,093	$781,914
Due to affiliates	698,934	193,014
Acquisition, asset and property management fees payable	1,250,569	753,555
Loan payable, net	43,035,111	32,375,896
Other liabilities, net	15,169,300	13,780,190
Members’ capital	69,882,464	77,914,463
Total liabilities and members’ capital	$132,211,471	$125,799,032
The Company’s investment in Datacom Joint Venture	$36,368,871	$40,122,786

During the nine months ended September 30, 2025, no member capital contributions were made in the Datacom Joint Venture. For the nine months ended September 30, 2024, the Datacom Joint Venture had member capital contributions of $8,193,081 of which the Company contributed $3,919,185.

During the nine months ended September 30, 2025, the DataCom Joint Venture acquired the following portfolios of cell tower assets:

Property	Acquisition Date	Number of Towers	Property Type	Acquisition Cost
Honey Bear	June 13, 2025	1	Cell Towers	$490,943
Austin	July 2, 2025	1	Cell Towers	656,479
Blackwell	July 2, 2025	1	Cell Towers	656,412
Goodfaith	July 2, 2025	1	Cell Towers	1,784,902
Hambro Tree	July 2, 2025	1	Cell Towers	656,408
Madeon	July 2, 2025	1	Cell Towers	2,294,846
Rosie	July 2, 2025	1	Cell Towers	657,892
Rutherford	July 2, 2025	1	Cell Towers	757,117
Salte Rd	July 2, 2025	1	Cell Towers	656,495
Stantonburg	July 2, 2025	1	Cell Towers	655,236
Parker Rd	August 22, 2025	1	Cell Towers	1,194,387
Total				$10,461,117

11.	RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS

Related-Party Ownership — The Sponsor has invested $26,524,738 in the Company and, as a result, acquired 2,613,000 Class I shares.

Related-Party Transactions — The following details the amounts incurred by the Company related to the Company’s Advisor (“SWIFA”) and affiliates, including SCD, and the Sponsor, for the three and nine months ended September 30, 2025, and 2024; as well as amounts payable as of September 30, 2025 and December 31, 2024:

		Three Months Ended September 30,			Nine Months Ended September 30,
		2025	2024		2025	2024
Fees	Entity	Incurred	Incurred	Entity	Incurred	Incurred
Offering costs	SCD	$11,411	$337,805	SCD	$1,468,357	$1,741,057
Selling commissions, dealer manager, and stockholder servicing fees	SCD	1,123	16,487	SCD	18,914	254,230
Asset management fees	SWIFA	382,979	374,598	SWIFA	1,116,321	1,115,499
Reimbursable operating expenses	SWIFA	5,945	275,197	SWIFA	276,269	2,189,162
Total		$401,458	$1,004,087		$2,879,861	$5,299,948

		September 30, 2025	December 31, 2024
Fees	Entity	Payable	Payable
Offering costs	SCD	$160,341	$142,606
Selling commissions, dealer manager, and stockholder servicing fees	SCD	—	—
Asset management fees	SWIFA	196,231	518,910
Operating expense reimbursement and other payables	SWIFA	1,194,664	43,000
Total		$1,551,236	$704,516

Organization and Offering Fees — The Company reimburses the Advisor and its affiliates for organization and offering expenses it incurs on the Company’s behalf, but only to the extent the reimbursement would not cause the selling commissions, dealer manager fees, stockholder servicing fees, and other organization and offering expenses to exceed 15% of the gross proceeds of each of the Company’s offerings as of the termination of each offering. The table above details Organization and Offering costs incurred during the three and nine month periods ended September 30, 2025 and 2024 as well as the related party payable on the Company’s balance sheet as of September 30, 2025 and December 31, 2024. The Company accumulated $9,879,376 and $8,392,106 as of September 30, 2025 and December 31, 2024, respectively, of organization and offering expenses since inception. Offering costs are charged to equity as incurred. (See “Contingent Promissory Note” discussion below).

Selling Commissions, Dealer Manager Fees, and Stockholder Servicing Fees — The Company pays SCD, the dealer manager, selling commissions, dealer manager fees, and stockholder servicing fees in connection with the sale of certain classes of shares. SCD may reallow all or a portion of the dealer manager fee it receives to participating broker-dealers. Selling commissions, dealer manager fees, and stockholder servicing fees were charged to shareholders’ equity as incurred.

Asset Management Fees — Prior to determining its initial NAV, the Company paid the Advisor a management fee in connection with the management of its assets in an amount equal to 1.25% of the aggregate purchase price of acquired assets, excluding any debt, or the net purchase price, per annum payable monthly. Following the Company’s initial determination of its NAV such management fee equals 1.25% of the NAV per annum payable monthly. Additionally, to the extent that SWIF II OP issues SWIF II OP units to parties other than the Company, SWIF II OP will pay the Advisor a management fee equal to 0.75% of the NAV of SWIF II OP attributable to such SWIF II OP units not held by the Company, per annum payable monthly.

The management fee may be paid, at the Advisor’s election, in cash, Class I shares, or Class I OP units of SWIF II OP. To the extent that the Advisor elects to receive any portion of its management fee in Class I shares or Class I OP units of SWIF II OP, the Company may repurchase such Class I shares or Class I OP units of SWIF II OP from the Advisor at a later date. In the event the Advisor agreement is terminated or its term expires without renewal, the Advisor will be entitled to receive its prorated management fee through the date of termination. On August 12, 2025, the Board, including all independent directors, after review of the Advisor’s performance during the last year, authorized the Company to execute a mutual consent to renew the Company’s Advisory Agreement, by and among the Company, SWIF II OP and the Advisor for a one-year term expiring on August 18, 2026, without any other changes.

Asset management fee expenses for the three and nine months ended September 30, 2025 and 2024, respectively are included in the table above. On September 24, 2025, the Advisor agreed to waive accrued, unpaid management fees otherwise payable to the Advisor in the amount of $1,439,000 for services provided during the period from September 1, 2024 through August 31, 2025. The Company reclassified this accrued management fee to equity. Any remaining asset management fees payable, as included within due to affiliates on the balance sheets as of September 30, 2025 and December 31, 2024, respectively, are included in the table above.

Property Management Fees — Strategic Wireless Infrastructure Property Management Company, LLC (the “Property Manager”) is a wholly owned entity of the Sponsor and is an affiliate of the Advisor, that provides services to us in connection with the leasing, operation and management of our assets. In connection with these services, the Company pays the Property Manager and its affiliates aggregate fees of up to 3.0% of gross revenues from the assets managed. The Company may reimburse our Property Manager and its affiliates for asset-level expenses that any of them pay or incur on our behalf, including salaries, bonuses and benefits of persons employed by the Property Manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of the Advisor’s executive officers. The Property Manager and its affiliates may subcontract the performance of their duties to third parties and pay all or a portion of the property management fee to the third parties with whom they contract for these services.

Under the property management agreement, the Company may pay the Property Manager a separate fee in connection with leasing assets to new tenants or renewals or expansions of existing contracts with existing tenants in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar assets. Notwithstanding the foregoing, the Advisor and its affiliates may be entitled to receive higher fees if the Property Manager demonstrates to the satisfaction of a majority of our directors (including a majority of the independent directors) that a higher competitive fee is justified for the services rendered.

During the three and nine months ended September 30, 2025, the Company accrued $65,488 and $65,488 of property management fees, respectively. There were no management fees incurred during the three and nine months ended September 30, 2024.

Expense Support Agreement — The Advisor has agreed to provide the Company limited expense support in quarterly periods where the Company’s operations cannot support distributions to stockholders and unit holders. The Advisor may provide the support in the form of deferral of the collection of its management fees or through actual expense support payments to the Company. The Company would be obligated to reimburse the Advisor for any expense support payments it receives over a period up to four years, if the cumulative Company operations exceed the cumulative distributions to stockholders and unit holders. During the nine months ended September 30, 2025 and 2024, the Company did not receive any expense support payments from the Advisor.

Contingent Promissory Note — Effective February 10, 2025, the Company has a non-interest bearing promissory note due from the Advisor, and guaranteed by HMC Capital Limited, in favor of the Company for reimbursement to the Company of any portion of the $13,459,476 of recoverable offering costs and operating expenses pursuant to the expense support agreement and the operating agreement (the “Agreements”) of the Company that is not recognized within the four and five- year periods in which such amounts were originally incurred. In the event of the liquidation of the Company, the remaining unamortized amounts, if any, would be repaid by the Advisor to the Company. The $13,459,476 will not be recognized as a receivable on the Company’s consolidated financial statements, as the settlement of any unamortized balance of such amount payable by the Advisor to the Company is contingent upon the occurrence of certain future events outside the control of the Company pursuant to the terms of the Agreements.

Performance Participation Allocation — So long as the advisory agreement has not been terminated, the Advisor is entitled to receive a performance participation allocation on its special limited partnership interest in SWIF II OP based on SWIF II OP’s total return after all of the other unitholders have received a total return of 5%. Total return is defined as (i) all distributions accrued or paid (without duplication) on the SWIF II OP units outstanding at the end of such period since the beginning of the then-current calendar year, plus (ii) the change in aggregate NAV of such OP units since the beginning of the year, before giving effect to (a) changes resulting solely from the proceeds of issuances of SWIF II OP units, (b) any allocation/accrual to the performance participation interest, and (c) applicable stockholder servicing fee expenses (including any payments made to the Company for payment of such expenses).

Under the LPA, the annual total return will be allocated solely to the Advisor only after the other unitholders have received a total return of 5% (after recouping any loss carryforward amount) and such allocation will continue until the allocation between the Advisor and all other SWIF II OP unitholders is equal to 12.5% and 87.5%, respectively. Thereafter, the Advisor will receive an allocation of 12.5% of the annual total return. The Advisor will also be allocated a performance participation with respect to all SWIF II OP units that are repurchased at the end of any month (in connection with repurchases of the shares in the Company’s share repurchase program) in an amount calculated as described above with the relevant period being the portion of the year for which such unit was outstanding, and proceeds for any such unit repurchase will be reduced by the amount of any such performance participation. The allocation of the performance participation interest is ultimately measured on a calendar year basis.

Distributions of performance participation paid on the special limited partnership interest may be payable to the Advisor in cash or Class I OP units at the election of the Advisor. The Advisor will not be obligated to return any portion of performance participation paid for an annual period based on SWIF II OP’s subsequent performance. In the event the advisory agreement is terminated, the Advisor will be allocated any accrued performance participation with respect to all SWIF II OP units as of the date of such termination.

For the three months ended September 30, 2025 and 2024, the Company recognized $(165,000) and $948,118, respectively, in performance participation allocation expenses. For the nine months ended September 30, 2025 and 2024, the Company recognized $0 and $948,118, respectively, in performance participation allocation expenses.

Operating Expenses and Reimbursements — The Company may reimburse the Advisor’s costs of providing administrative services, including personnel and related employment costs, and expenses related to financing services (except with respect to acquisition and disposition services or asset management services for which the Advisor receives separate fees). The Company reimbursed the Advisor for $0 and $347,302 of operating expenses during the three months ended September 30, 2025 and 2024, respectively, and $0 and $2,217,177 for the nine months ended September 30, 2025 and 2024, respectively.

12.	REVENUES

As of September 30, 2025, the weighted-average remaining current term of the tenant operating leases was approximately ten years. The following table is a summary of the contracted amounts owed to the Company by tenants pursuant to tenant current noncancelable lease terms in effect as of September 30, 2025. As of September 30, 2025, the minimum future rental payments due from tenants under operating leases, having initial or remaining noncancelable lease terms for the remaining three months ended December 31, 2025 and for each of the next four years ending December 31 and thereafter is as follows:

Years ending December 31:
Remainder of 2025	937,285
2026	3,631,110
2027	3,456,248
2028	2,801,853
2029	2,353,401
Thereafter	12,167,965
Total	$25,347,862

See Note 2 for further discussion regarding the Company’s lessor arrangements.

13.	LESSEE OPERATING LEASES

The components of the Company’s operating lease costs are as follows for the three and nine months ended September 30, 2025 and 2024:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Lease cost:
Operating lease expense (1)	$105,351	$71,879	$281,667	$195,698
Total lease cost	$105,351	$71,879	$281,667	$195,698

(1)	Represents the Company’s operating lease expense related to its ROU assets for the three and nine months ended September 30, 2025 and 2024.

The Company’s weighted-average remaining lease term was 10.7 and 9.3 years as of September 30, 2025 and December 31, 2024, respectively. The Company’s weighted-average discount rate for operating leases was 7% and 8% as of September 30, 2025 and December 31, 2024, respectively.

The following table is a summary of the Company’s maturities of operating lease liabilities for the remaining three months ended December 31, 2025 and for each of the next four years ending December 31 and thereafter:

Operating Leases (1)
Remainder of 2025	$91,382
2026	371,569
2027	380,209
2028	386,359
2029	380,393
Thereafter	2,525,872
Total undiscounted lease payments	4,135,784
Less imputed interest	(1,373,263)
Total lease liabilities - net	$2,762,521

(1)	Excludes the Company’s variable lease payments for operating leases (such as payments based on revenues derived from the communications infrastructure located on the leased asset) as such arrangements are excluded from the Company’s operating lease liability.

14.	COMMITMENTS AND CONTINGENCIES

Commitments and contingencies include the usual obligations of wireless communication owners and operators in the normal course of business. In the opinion of management, these matters are not expected to have a material impact on the financial condition, results of operations, and cash flows of the Company.

Litigation — The Company may be involved in various claims and legal actions arising in the ordinary course of business. As of September 30, 2025, the Company was not involved in any material legal proceedings.

Indemnification — The Company has indemnified the Advisor, Sponsor, and affiliates for all expenses, losses, liabilities, and damages the Advisor actually and reasonably incurs in connection with the defense or settlement of any action arising out of, or relating to, the conduct of the Company’s activities, except an action with respect to which the Advisor is adjudged to be liable for breach of a fiduciary duty owed to the Company or the stockholders under the Charter. The Company had not recognized any obligation on its consolidated balance sheet with respect to this indemnification arrangement as of September 30, 2025.

15.	SEGMENT REPORTING

The Company has three operating segments and such operating segments are presented as three reportable segments: cell towers, data centers, and investments in joint ventures. The cell towers and data centers reportable segments are made up of various consolidated subsidiaries of the Company, and the joint ventures segment is currently made up of a 100% owned subsidiary dedicated to identifying and making investments in joint venture entities that own data/communications infrastructure. Currently, the joint venture segment has a single investment in the 51% owned Datacom Joint Venture. These are operating segments that are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-makers (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s CODM is the senior executive committee that includes the chief executive officer, chief financial officer and chief operating officer. The Company’s CODM directs the allocation of resources to operating segments based on the profitability and cash flows of each respective segment. The Company defines segment operating income (loss) as rental revenues less property operating expenses and general and administrative expenses directly attributable to segment operations. The Company believes that segment operating income (loss) is the performance metric that captures the unique operating characteristics of each segment and serves as an appropriate supplemental performance measure to net income (loss) because it allows investors and the Company’s CODM to measure unlevered property-level operating results and to compare the Company’s operating results to the operating results of other real estate companies and between periods on a consistent basis. The Company’s use of the term segment operating income (loss) may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Depreciation and amortization, corporate level general and administrative expenses, asset management fees, accretion expense, and interest income are not attributable to the Company’s operating segments for purposes of assessing segment performance and are presented in the table to reconcile to net loss for the Company. Non-segment assets primarily consist of corporate assets, including cash and cash equivalents and prepaid and other corporate assets not attributable to the Company’s segments.

The following are the segment results for the three months ended September 30, 2025:

	Cell Tower	Data Center	Joint Venture	Total
Revenues:
Rental revenues	$490,818	$681,923	$—	$1,172,741
Total revenues	490,818	681,923	—	1,172,741
Expenses:
Property operating expenses	174,709	101,068	—	275,777
General and administrative	21,545	2,030	384	23,959
Total expenses	196,254	103,098	384	299,736
Other income (expense):
Interest expense	(361,725)	(297,665)	—	(659,390)
Equity method loss on investments	—	—	(1,381,269)	(1,381,269)
Segment operating net loss	$(67,161)	$281,160	$(1,381,653)	$(1,167,654)
Depreciation and amortization				(1,212,876)
Accretion expense				(26,043)
General and administrative				(1,127,154)
Asset management fees				(382,979)
Interest income				2,628
Performance participation allocation				165,100
Net loss				$(3,748,978)

The following are the segment results for the three months ended September 30, 2024:

	Cell Tower	Data Center	Joint Venture	Total
Revenues:
Rental revenues	$385,245	$656,059	$—	$1,041,304
Total revenues	385,245	656,059	—	1,041,304
Expenses:
Property operating expenses	102,027	70,998	—	173,025
General and administrative	11,036	—	—	11,036
Total expenses	113,063	70,998	—	184,061
Other income (expense):
Interest expense	(152,885)	(362,151)	—	(515,036)
Equity method loss on investments	—	—	(776,113)	(776,113)
Gain on transfer of assets	—	—	—	—
Segment operating net loss	$119,297	$222,910	$(776,113)	$(433,906)
Depreciation and amortization				(1,015,901)
Accretion expense				(20,351)
General and administrative				(671,715)
Asset management fees				(374,598)
Interest income				27,931
Performance participation allocation				(948,118)
Net loss				$(3,436,658)

The following are the segment results for the nine months ended September 30, 2025:

	Cell Tower	Data Center	Joint Venture	Total
Revenues:
Rental revenues	$1,394,212	$1,930,952	$—	$3,325,164
Total revenues	1,394,212	1,930,952	—	3,325,164
Expenses:
Property operating expenses	445,413	226,133	—	671,546
General and administrative	60,122	4,743	384	65,249
Total expenses	505,535	230,876	384	736,795
Other income (expense):
Interest expense	(927,020)	(942,203)	—	(1,869,223)
Equity method loss on investments	—	—	(3,753,915)	(3,753,915)
Segment operating net loss	$(38,343)	$757,873	$(3,754,299)	$(3,034,769)
Depreciation and amortization				(3,317,556)
Accretion expense				(74,431)
General and administrative				(2,516,368)
Asset management fees				(1,116,321)
Interest income				6,924
Performance participation allocation				—
Net loss				$(10,052,521)

The following are the segment results for the nine months ended September 30, 2024:

	Cell Tower	Data Center	Joint Venture	Total
Revenues:
Rental revenues	$936,160	$1,935,076	$—	$2,871,236
Total revenues	936,160	1,935,076	—	2,871,236
Expenses:
Property operating expenses	245,745	180,657	—	426,402
General and administrative	45,760	2,330	16,896	64,986
Total expenses	291,505	182,987	16,896	491,388
Other income (expense):
Interest expense	(152,885)	(1,085,608)	—	(1,238,493)
Equity method loss on investments	—	—	(2,162,548)	(2,162,548)
Gain on transfer of assets	—	—	—	—
Segment operating net loss	$491,770	$666,481	$(2,179,444)	$(1,021,193)
Depreciation and amortization				(2,589,925)
Accretion expense				(50,648)
General and administrative				(3,228,464)
Asset management fees				(1,115,499)
Interest income				222,394
Performance participation allocation				(948,118)
Net loss				$(8,731,453)

The operating segments assets held as of September 30, 2025 and December 31, 2024 are as follows:

	September 30, 2025	December 31, 2024
Cell Tower	$44,924,279	$39,578,722
Data Center	32,927,016	34,019,552
Joint Venture	36,371,725	40,122,786
Other (Corporate)	3,830,952	6,890,998
Total assets	$118,053,972	$120,612,058

16.	SUBSEQUENT EVENTS

The Company evaluated subsequent events after September 30, 2025 through the date of this filing, the date the consolidated financial statements were available to be issued, for their impact on the consolidated financial statements, noting the following:

Repurchases

The Company accepted investors’ repurchase requests under the Company’s share repurchase program consisting of an aggregate of approximately 42,349 Class A shares, 22,163 Class AX shares, 77,642 Class I shares, 41,522 Class IX shares, 23,449 Class P OP units, and 72 Class PX OP Units, resulting in redemptions of approximately $2,085,663.

Investor Subscriptions

Between October 1, 2025 and November 5, 2025, the Company accepted subscriptions of 923,383 Class I shares and 11,485 Class T shares, resulting in gross proceeds to the Company of approximately $9,439,700.

Sponsor Investments

On October 6, 2025 and November 6, 2025, the Sponsor made an additional equity investment in the Company through the purchase of 901,554 Class I shares, resulting in the receipt of gross proceeds by the Company of approximately $9,100,000.

Sponsor Share Cancellations

On October 30, 2025, the board of directors of the Company accepted the cancellation of (i) 180,000 Class I shares held by the Sponsor for no consideration and (ii) a corresponding number of Class I units in SWIF II OP.

Advisor Fee Waiver

On October 24, 2025, the Advisor agreed to waive accrued, unpaid management fees otherwise payable to the Advisor by the Company pursuant to the Amended and Restated Advisory Agreement, by and among the Advisor, the Company, and the Operating Partnership, in the amount of $39,000 for the period from September 1, 2025 through September 30, 2025.

******

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References herein to the “Company,” “we,” “us,” or “our” refer to StratCap Digital Infrastructure REIT, Inc., a Maryland corporation, and its subsidiaries including SWIF II Operating Partnership, LP, a Delaware limited partnership, which we refer to herein as the “SWIF II OP,” unless the context specifically requires otherwise. As used herein, the term “you” refers to our current stockholders or potential investors in our common stock, as applicable.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Quarterly Report on Form 10-Q (this “Quarterly Report”).

Forward-Looking Statements

This Quarterly Report contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “may,” “will” or similar expressions, or the negatives thereof. These may include our financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, statements with respect to acquisitions, statements regarding future performance, statements regarding identified but not yet closed acquisitions, and any other statements that are not historical facts. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. We believe these factors also include but are not limited to those described under “Risk Factors” in our Registration Statement on Form S-11 (File No. 333-284566) (the “Registration Statement”), under Part I Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on May 8, 2025 (the “Annual Report”) and our subsequent Quarterly Reports on Form 10-Q, and any such updated factors included in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document and our other filings with the SEC. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Overview

We are a Maryland corporation formed on April 7, 2021. We have a limited operating history. We are an externally managed, perpetual-life REIT formed to pursue the investment objectives and strategies described elsewhere in this Quarterly Report. We elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended (the “Code”), commencing with the taxable year ended December 31, 2021, and we intend to continue to operate in accordance with the requirements for qualification as a REIT. We are externally managed by our Advisor, StratCap Digital Infrastructure Advisors II, LLC, an affiliate of our Sponsor, StratCap Investment Management, LLC. We own all or substantially all of our assets through SWIF II OP, of which we are the sole general partner.

We seek to acquire and/or establish, operate, manage and lease digital infrastructure assets, with a primary focus on: (1) data centers (2) cell towers, (3) wireless easements and lease assignments and (4) fiber networks. Data centers may include wholesale, enterprise, colocation, edge computing facilities, mobile and telecom switching exchanges, central offices, telecommunication hubs, telecommunication points of presences, or other data centers. To a lesser extent, we may invest in other real estate-related assets, including telecommunications infrastructure assets, such as small cells and distributed antenna systems, or DAS, and other digital infrastructure real estate assets that our management believes provides an opportunity for income and/or growth.

As of September 30, 2025, through wholly-owned subsidiaries of SWIF II OP, we owned 100% of the fee simple interest in 46 cell towers with associated ground leases or easements, 68 tenant operating leases and other related assets, and two data centers, as well as a 51% interest, through our joint venture with DataCom LP (the “DataCom Joint Venture”), which is an unconsolidated joint venture, in 150 cell towers with associated ground leases or easements, two rooftop easements, and 228 tenant operating leases and other related assets.

The nature of leases on our cell tower assets are typically ground leases. Ground leases for land are specific to each site, generally contain an initial term of 5 to 10 years, and are renewable (and cancellable after a notice period) at the Company’s option. Further, the

Company’s costs associated with cell towers may include ground rent, power and fuel costs (some or all of which may be passed through to the tenants) as well as property taxes, repairs and maintenance expenses.

In July 2021, we commenced a private offering of our common stock (the “Private Offering”) pursuant to the exemption from registration provided by the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder, and other exemptions of similar import in the laws of the states and other jurisdictions where the Private Offering was being made. As of the termination of the Private Offering in February 2025, we had received aggregate gross offering proceeds of approximately $117,412,000, including aggregate sales load fees of $0 from the sale of approximately 5,777,100 Class A shares, 1,383,000 Class AX shares, 2,209,000 Class I shares and 2,122,800 Class IX shares in the Private Offering.

As of the termination of the OP Unit Offering (as defined below) in February 2025, we had received aggregate gross proceeds of approximately $22,623,000, including aggregate sales load fees of $3,504 from the sale of approximately 2,034,900 Class P OP Units and 216,600 Class PX OP Units in the OP Unit Offering. The offer, sale, and issuance of these OP Units were exempt from the registration provisions of the Securities Act pursuant to Regulation D promulgated thereunder.

On February 14, 2025, the SEC declared effective our registration of common stock for its initial public offering. We registered a public offering of up to $575 million in shares of common stock, consisting of up to $500 million in shares in its primary offering and up to $75 million in shares under its distribution reinvestment plan (together, the “Public Offering”). We are offering any combination of four classes of shares of its common stock: Class T shares, Class S shares, Class D shares and Class I shares with a dollar value up to the maximum offering amount. The offering price per share for each class of our common stock sold in the Public Offering varies and generally equals our prior month’s net asset value (“NAV”) per share for such class, as determined monthly, plus any applicable upfront selling commissions and dealer manager fees, and subject to ongoing stockholder servicing fees. As of November 14, 2025, we had issued approximately 43,394 Class T shares and 2,717,919 Class I shares under our Public Offering, including the purchase of 2,613,000 Class I shares by our Sponsor, at an aggregate net proceeds of approximately $28,048,638.

Our board of directors (“Board”) has at all times ultimate oversight and policy-making authority over us, including responsibility for governance, financial controls, compliance and disclosure. Pursuant to our advisory agreement, however, we have delegated to our Advisor the authority to source, evaluate and monitor our investment opportunities and make decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, guidelines, policies and limitations, subject to oversight by our Board. We currently have no employees. Employees of our Advisor perform substantially all of the services related to our asset management, accounting, investor relations, and other administrative activities. Affiliates of our Advisor also have extensive experience in providing responsive and professional property management and leasing services as well as development and construction services. We have retained an affiliate of our Advisor to provide property management and leasing services for most, if not all, of the properties we acquire and to provide development and construction services as needed.

Net Asset Value

Our Board, including a majority of our independent directors, adopted valuation guidelines that contain a comprehensive set of methodologies to be used by our Advisor and our independent valuation advisor in connection with estimating the values of our assets and liabilities for purposes of our net asset value (“NAV”) calculation. These guidelines are designed to produce a fair and accurate estimate of the price that would be received for our investments in an arm’s-length transaction between a willing buyer and a willing seller in possession of all material information about our investments. Our Advisor and Board will review our valuation guidelines and methodologies related to investments in real property and certain real estate debt and other securities at least annually. From time to time, our Board, including a majority of our independent directors, may adopt changes to the valuation guidelines if it (1) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination or (2) otherwise reasonably believes a change is appropriate for the determination of NAV.

The calculation of our NAV is intended to be a calculation of the fair value of our assets less our outstanding liabilities as described below and will likely differ from the book value of our equity reflected in our financial statements. As a public company, we are required to issue financial statements based on historical cost in accordance with accounting principles generally accepted in the United States of America (“GAAP”). To calculate our NAV for the purpose of establishing a purchase and repurchase price for our shares, we adopted a model, as explained below, that adjusts the value of our assets and liabilities from historical cost to fair value generally in accordance with the GAAP principles set forth in the FASB ASC Topic 820, Fair Value Measurements and Disclosures. The Advisor will calculate the fair value of our real estate properties, which will be reviewed for reasonableness by our independent valuation advisor. Our Advisor may retain additional third-parties to assist with our valuations of certain investments. Our Advisor does not rely on third-parties, including our independent valuation advisor, in calculating the NAV. Because these fair value calculations will involve significant professional judgment in the application of both observable and unobservable attributes, the calculated fair value of our assets may differ from their actual realizable value or future fair value. The Company prepares its valuations in accordance with the procedure described in the “Net Asset Value Calculations and Valuation Procedures” section of the Company’s prospectus filed as part of its Registration Statement on Form S-11 (File No. 333-284566). While we believe our NAV calculation methodologies are consistent with standard industry practices, there is no rule or regulation that requires we calculate NAV in a certain way. As a result, other REITs may use different methodologies or assumptions to determine NAV. In addition, NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV will differ from GAAP. You should not consider NAV to be equivalent to stockholders’ equity or any other GAAP measure.

September 30, 2025 NAV Per Share

The total NAV presented in the following tables includes the NAV of the holders of the Company’s Class A shares (not offered in the Public Offering (as defined below)), Class AX shares (not offered in the Public Offering), Class I shares and Class IX shares (not offered in the Public Offering), Class T shares, as well as partnership interests of SWIF II OP held by parties other than the Company. As of September 30, 2025, no Class D shares or Class S shares were outstanding. The following table provides a breakdown of the major components of the Company’s total NAV as of September 30, 2025:

September 30,
Components of NAV	2025
Investment in real estate	$89,476,615
Investment in Datacom Joint Venture	51,430,652
Cash and cash equivalents	1,384,825
Due from affiliate	648,657
Tenant and other receivables	73,438
Prepaid and other assets – net	7,489,606
Redemptions payable	(2,044,064)
Accounts payable and accrued liabilities	(907,817)
Due to affiliates	(1,551,236)
Distributions payable	(360,695)
Deferred rental revenue	(125,361)
Loan payable	(34,840,795)
Interest expense payable	(83,869)
Unamortized expense support repayment/O&O(1)	15,983,906
Performance participation allocation payable to affiliate	(948,118)
Net asset value	$125,625,744

(1)	Unamortized expense support repayment represents certain operating expenses and organizational and offering costs funded by the Company that are transaction costs and other professional fees that the Company has incurred since its inception. Such operating expenses and organizational and offering costs were recognized under the expense support agreement and advisory agreement (together, the “Agreements”), respectively, and are added back to the Company’s net asset value until they are amortized and recognized by the Company in accordance with the Agreements. Such amounts have an economic contractual benefit of four to five years, and therefore, for purposes of the net asset value calculation, are capitalized as an adjustment to the Company’s net asset value and amortized over the four- to-five-year period as a reduction of the outstanding unamortized balance. As of September 30, 2025, the unamortized expense support repayment balance was $15,983,906, with operating expenses being amortized over a four-year period from date of occurrence and organizational and offering costs beginning to be amortized over a five-year period, decreasing the outstanding unamortized balance, and the amount payable by the Advisor to the Company, over the respective periods based on an amortization schedule maintained by the Company. On February 10, 2025, the Advisor executed a non-interest bearing promissory note, or the Promissory Note, in favor of the Company for reimbursement to the Company of any portion of the $13,459,476 that is not recognized within the four and five- year periods in which such amounts were originally incurred, with such amount, if any, payable by the Advisor to the Company at the expiration of the Agreements respective four and five-year period. In the event of the liquidation of the Company, the remaining unamortized amounts, if any, would be repaid by the Advisor to the Company. The $13,459,476 has not been recognized as a receivable on the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States, as the settlement of any unamortized balance of such amount payable by the Advisor to the Company is contingent upon the occurrence of certain future events pursuant to the terms of the Agreements. On February 10, 2025, HMC Capital Limited ABN 94 138 990 593 executed a Limited Guarantee to guarantee our Advisor’s obligations under the Promissory Note.

The following table provides a breakdown of the Company’s total NAV and NAV per share/unit by class as of September 30, 2025:

						Class P	Class PX
	Class A	Class AX	Class I	Class IX	Class T	Units (1)	Units (1)	Total (2)
Net Asset Value	$46,058,017	$14,322,193	$34,330,814	$16,282,456	$321,386	$12,540,057	$1,770,821	$125,625,744
Number of outstanding shares	4,588,397	1,428,954	3,399,388	1,622,244	31,909	1,241,583	175,483	12,487,958
NAV/Share	$10.0379	$10.0228	$10.0991	$10.0370	$10.0721	$10.1001	$10.0911	$10.0598

(1)	Includes the partnership interests of SWIF II OP held by parties other than the Company.
(2)	As noted above, Class A shares, Class AX shares and Class IX shares are not offered in the Public Offering. Such shares were offered in the Company’s private offering, which terminated prior to the commencement of the Public Offering.

Set forth below are the weighted averages of the key assumptions in the discounted cash flow methodology used in the valuations, based on property types:

		Exit
	Discount	Capitalization
Property Type	Rate	Rate
Cell Towers	6.26%	4.42%
Data Centers	7.25%	6.25%

These assumptions are determined by our Advisor and reviewed for reasonableness by our independent valuation advisor. A change in these assumptions would impact the calculation of the value of our property investments. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our investment values:

		Cell	Data
		Towers	Centers
	Hypothetical	Investment	Investment
Input	Change	Values	Values
Discount Rate	0.25% decrease	2.05%	1.89%
Discount Rate	0.25% increase	(2.00)%	(1.84)%
Exit Capitalization Rate	0.25% decrease	4.32%	2.50%
Exit Capitalization Rate	0.25% increase	(3.83)%	(2.31)%

The following table reconciles U.S. GAAP stockholders’ equity per our condensed consolidated balance sheets to our September 30, 2025 NAV:

September 30, 2025
Stockholders’ equity	$71,539,310
Adjustments:
Unrealized appreciation of real estate	19,891,652
Accumulated depreciation and amortization	18,210,876
Accrued expense support repayment	15,983,906
NAV	$125,625,744

Results of Operations

We are not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from acquiring properties or real estate related securities, other than those referred to in this Quarterly Report. Specifically, the U.S. real estate markets continue to be impacted by the challenging macroeconomic environment, including the uncertainties and disruptions resulting from government policies and regulations, tariffs higher inflation, geopolitical uncertainty and particularly the effect of the current interest rate environment, as well as actual or perceived changes in economic conditions, which can result from global events such as international trade disputes, a foreign debt crisis, foreign currency volatility, natural disasters, war, epidemics and pandemics, the fear of spread of contagious diseases, and civil unrest and terrorism.

Comparison of Three and Nine Months Ended September 30, 2025 and 2024 Rental Revenue

Our primary sources of revenue include real estate rental revenue generated by our cell tower and data center properties. For the three and nine months ended September 30, 2025 and 2024, cell tower and data center revenues primarily consisted of tenant operating leases comprising primarily modified gross leases at the cell towers with monthly base rents and incremental expense reimbursements above base year amounts, and net leases at the data centers comprised of monthly base rents and expense recoveries for the tenant’s pro-rata share of property taxes, insurance and common area maintenance, respectively. The amount of revenues generated by our cell tower and data center properties are dependent on our ability to maintain tenant occupancy rates, lease available space and execute favorable lease modifications and renewals.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cell Tower Rental Revenue	$490,818	$385,245	$1,394,212	$936,160
Data Center Rental Revenue	681,923	656,059	1,930,952	1,935,076
Total real estate rental revenue	$1,172,741	$1,041,304	$3,325,164	$2,871,236

For the three and nine months ended September 30, 2025, cell tower rental revenues increased by $105,573 and $458,052, respectively, due to the 10 new towers acquired after September 30, 2024, which increased our total towers to 48 as of September 30, 2025, compared to the 38 towers held as of September 30, 2024.

For the three and nine months ended September 30, 2025, data center rental revenues were generally flat. The slight increase for the three months ended September 30, 2025 was primarily due to the increase in common area maintenance reimbursement revenue.

Property Operating Expenses

Property operating expenses primarily consist of ground leases for our cell tower properties and utilities. Ground leases for land are specific to each site, generally contain an initial term of 5 to 10 years and are renewable (and cancellable after a notice period) at the Company’s option. Further, our costs associated with cell towers may include ground rent, power, fuel costs and property taxes (some or all of which may be passed through to the tenants) as well as repairs and maintenance expenses.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cell Tower Operating Expenses
Ground leases	$103,057	$71,880	$281,667	$195,699
Utilities	4,709	3,532	14,872	9,614
Other property operating expenses	64,054	26,616	148,874	40,432
Total cell tower expenses	171,820	102,028	445,413	245,745
Data Center Operating Expenses
Utilities	17,877	23,090	20,999	25,841
Other property operating expenses	86,080	47,907	205,134	154,816
Total data center expenses	103,957	70,997	226,133	180,657
Total property operating expenses	$275,777	$173,025	$671,546	$426,402

For the nine months ended September 30, 2025, cell tower property operating expenses increased by $199,668 due to the asset acquisitions discussed above. The increase in data center property operating expenses was primarily a result of increasing prices on operating costs.

General and Administrative

For the three months ended September 30, 2025, general and administrative expenses increased by $468,362 from $682,751 during the three months ended September 30, 2024 to $1,151,113 for the three months ended September 30, 2025 due to the incremental costs incurred as a result of being registered with the SEC, which include higher audit fees, legal expenses and printing costs, among others. These higher costs were partially offset by the reduction of expense reimbursements attributable to employee compensation and other administrative costs.

For the nine months ended September 30, 2025, general and administrative expenses decreased by $711,833 from $3,293,450 during the nine months ended September 30, 2024 to $2,581,617 for the nine months ended September 30, 2025 due to the reduction of expense reimbursements attributable to employee compensation and other administrative costs, which was partially offset by the increase in audit, legal and printing costs, among others, as a result of being registered with the SEC.

Asset Management Fees

For the three months ended September 30, 2025, asset management fees were $382,979 compared to $374,598 for the three months ended September 30, 2024. For the nine months ended September 30, 2025, asset management fees were $1,116,321 compared to $1,115,499 for the nine months ended September 30, 2024. Asset management fees were broadly in line with prior corresponding periods given there were no material changes in NAV under management. On September 24, 2025, the Advisor agreed to waive accrued, unpaid management fees otherwise payable to the Advisor in the amount of $1,439,000 for the period from September 1, 2024 through August 31, 2025.

Depreciation and Amortization

For the three months ended September 30, 2025, depreciation and amortization expense increased by $196,974 from $1,015,901 during the three months ended September 30, 2024 to $1,212,875 for the three months ended September 30, 2025.

For the nine months ended September 30, 2025, depreciation and amortization expense increased by $727,631 from $2,589,925 during the nine months ended September 30, 2024 to $3,317,556 for the nine months ended September 30, 2025 due primarily due to the asset acquisitions discussed above.

Interest Expense

For the three months ended September 30, 2025, interest expense increased by $144,354 from $515,036 during the three months ended September 30, 2024 to $659,390 for the three months ended September 30, 2025. For the nine months ended September 30, 2025, interest expense increased by $630,730 from $1,238,493 during the nine months ended September 30, 2024 to $1,869,223 for the nine months ended September 30, 2025. The increase in interest expense was primarily due to the additional borrowings under the Revolving Credit Facility to finance corporate expenditures and asset acquisitions.

Performance Participation Allocation

For the three months ended September 30, 2025, performance participation allocation decreased by $1,113,218 from $948,118 during the three months ended September 30, 2024 to a credit balance of $165,100 for the three months ended September 30, 2025. For the nine months ended September 30, 2025, performance participation allocation decreased by $948,118 from $948,118 during the three months ended September 30, 2024 to none for the nine months ended September 30, 2024. There was no performance participation allocation recognized in the current period as the total returns did not exceed the hurdle rate for the period.

Cash Flows

The following table provides a breakdown of the net change in our cash and cash equivalents for the nine months ended September 30, 2025 and 2024:

	Nine Months Ended September 30,
	2025	2024
Cash and cash equivalents – beginning of period	$2,512,642	$14,697,790
Net cash used in operating activities	(1,894,730)	(4,105,567)
Net cash used in investing activities	(7,137,054)	(20,169,714)
Net cash provided by financing activities	7,903,967	12,519,745
Cash and cash equivalents – end of period	$1,384,825	$2,942,254

Operating Activities

For the nine months ended September 30, 2025 and 2024, cash flows used by operating activities were primarily related to the payments of general and administrative expenses and interest payments on our outstanding indebtedness. The decrease in cash used in operating activities for the nine months ended September 30, 2025 as compared to the nine months ended September 30, 2024 was primarily driven by a decrease in the performance participation allocation payable and increase in due to affiliates during the nine months ended September 30, 2025. In general, cash flows from operating activities are affected by the timing of cash receipts and payments.

Investing Activities

For the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024, the decrease in net cash used in investing activities was primarily due to a $13,070,454 decrease in cash paid to acquire real estate investments and a reduction in our capital contributions of $3,919,192 in our investment in the Datacom Joint Venture.

Financing Activities

For the nine months ended September 30, 2025, as compared to the nine months ended September 30, 2024, the decrease in net cash provided by financing activities was primarily due to a decrease of $1,785,311 in proceeds from the issuance of common stock and OP units and an increase of $4,284,279 in redemptions of common stock and OP units. This was driven by our commencing a public offering on February 14, 2025, which resulted in new agreements being required for our broker dealer investors. Additionally, there was a decrease of $3,144,205 in proceeds from loans payable.

Liquidity and Capital Resources

Our primary liquidity needs are to fund for acquisition costs, including the purchase price of any properties, loans and securities we acquire, the payment of our offering and operating fees expenses, continuing debt service obligations, distributions to our stockholders and repurchase of shares under our share repurchase program. Aside from cash flow from operations, we obtain incremental liquidity through the sale of our common shares and borrowings from our Revolving Credit Facility. We may also generate incremental liquidity through the sale of our investments. We intend to acquire our assets with cash and mortgage or other debt. We expect to use debt financing as a source of capital for these asset acquisitions.

We anticipate that adequate cash will be generated from operations to fund our operating and administrative expenses, continuing debt service obligations and the payment of distributions. However, our ability to finance our operations is subject to some uncertainties. Our ability to generate working capital is dependent on our ability to attract and retain tenants and the economic and business environments of the various markets in which our properties are located. Our ability to sell our assets is partially dependent upon the state of real estate markets and the ability of purchasers to obtain financing at reasonable commercial rates.

On September 26, 2025, the Board approved a program pursuant to which the Sponsor may, over the course of twelve months, periodically cancel certain shares of common stock of the Company held by the Sponsor for no consideration (the “Cancellation Program”). In connection with the Cancellation Program, on September 26, 2025 and September 28, 2025, the Board accepted the cancellations of (i) 90,000 Class I shares and 90,000 Class I shares held by the Sponsor, respectively, for no consideration, for an aggregate cancellation of 180,000 Class I shares and (ii) a corresponding number of Class I units in SWIF II OP.

For the nine months ended September 30, 2025 and 2024, cash flows from operating activities were negative and did not provide adequate funding for payments of distributions. Proceeds from our offerings have been used to fund the payment of distributions declared and distributed for the nine months ended September 30, 2025 and 2024, respectively, as follows:

	Nine Months Ended September 30,
	2025	2024
Distributions declared:
Paid or payable in cash	$3,424,146	$3,557,519
Reinvested in shares or units (DRP)	1,458,948	1,402,848
Total declared and distributed	$4,883,094	$4,960,367
Source of funds for distributions:
Offering proceeds	$3,424,146	$3,557,519
Issuance of new shares of units (DRP)	1,458,948	1,402,848
Total sources for distributions	$4,883,094	$4,960,367

In addition to the Revolving Facility, we may decide to obtain other lines of credit to fund acquisitions, to repurchase shares pursuant to our share repurchase program and for any other corporate purpose. Potential future sources of capital include secured or unsecured financings from banks or other lenders, establishing additional lines of credit, proceeds from the sale of properties and undistributed cash flow. Note that, currently, we have not identified any additional sources of financing and there is no assurance that such sources of financings will be available on favorable terms or at all.

As of September 30, 2025, our current total liquidity is $1,544,030, representing $1,384,825 of cash and cash equivalents and $159,205 in undrawn balance on the Revolving Facility. We do not have any material off-balance sheet arrangements that we expect would materially affect our liquidity and capital resources.

The following table summarizes current and long-term material cash requirements as of September 30, 2025:

	Material Cash Requirements
		Less than			More than
	Total	1 Year	1 – 2 Years	3 – 5 Years	5 Years
Operating lease obligations(1)	$4,135,784	$91,382	$371,569	$1,146,961	$2,525,872
Indebtedness	34,840,795	—	—	34,840,795	—
Interest payments(2)	5,892,055	599,192	4,793,536	499,327	—
Total	$44,868,634	$690,574	$5,165,105	$36,487,083	$2,525,872

(1)	Amounts include direct lease obligations, excluding any variable lease payments (such as payments based on revenues derived from the communications infrastructure located on the leased asset).
(2)	Interest payments are estimated for variable rate debt obligation based on the most current variable interest rate in effect at September 30, 2025.

Distributions

Our Board may authorize distributions in excess of those required for us to maintain REIT status as it deems appropriate. We currently pay regular monthly distributions to our stockholders. We expect to continue to pay distributions monthly unless our results of operations, our general financial condition, applicable provisions of Maryland law or other factors make it imprudent to do so. The timing and amount of distributions will be determined by our Board, in its discretion, and may vary from time to time.

Our Board’s discretion will be influenced in substantial part by its obligation to cause us to comply with the REIT requirements of the Code. We can provide no assurance that we will be able to pay distributions on our shares of common stock.

Our charter does not restrict us from paying distributions from any particular source, including proceeds from securities offerings, and our Board has the ability to change our policy regarding the source of distributions. We have and may continue to fund any distributions from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds, and we have no limits on the amounts we may pay from such sources. The extent to which we pay distributions from sources other than cash flow from operations will depend on various factors, including the level of participation in our distribution reinvestment plan, the extent to which the Advisor elects to receive its management fee in Class I shares or Class I OP Units and elects to receive distributions on its performance participation interest in Class I OP Units, how quickly we invest the proceeds from the Public Offering and any future offering and the performance of our investments, including our real estate debt portfolio. Funding distributions from the sales of assets, borrowings, return of capital or proceeds of our offerings will result in us having less funds available to acquire properties or other real estate-related investments.

However, in accordance with Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business or (2) cause our total assets to be less than the sum of our total liabilities plus, unless our charter provides otherwise, senior liquidation preferences. Our Board will determine the amount of distributions we will pay to our stockholders. We have not established a minimum distribution level.

Distributions in kind will not be permitted, except for:

●	distributions of readily marketable securities;
●	distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter; or
●	distributions of in-kind property, so long as, with respect to such in-kind property, the Board advises each stockholder of the risks associated with direct ownership of the property, offers each stockholder the election of receiving in-kind property distributions, and distributes in-kind property only to those stockholders who accept the directors’ offer.

Recent Accounting Pronouncements

See Note 2 — “Summary of Significant Accounting Policies” to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for a discussion concerning recent accounting pronouncements.

Critical Accounting Estimates

Our critical accounting estimates are disclosed in the “Critical Accounting Estimates” section of our Annual Report. No modifications have been made during the nine months ended September 30, 2025 to these estimates.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, we are not required to provide the information required by this Item.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

An evaluation of the effectiveness of the design and operation of our “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15(d)-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), as of the end of the period covered by this Quarterly Report was made under the supervision and with the participation of our management, including our President (Principal Executive Officer) and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer). Based upon this evaluation, our President and Chief Financial Officer have concluded that our disclosure controls and procedures (a) are effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by SEC rules and forms and (b) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our President and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

There are inherent limitations to the effectiveness of any system of disclosure controls and procedures, including the possibility of human error and the circumvention or overriding of the controls and procedures. Accordingly, even effective disclosure controls and procedures can only provide reasonable assurance of achieving their control objectives.

Changes in Internal Controls over Financial Reporting

There have been no changes in our “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that occurred during the period covered by this Quarterly Report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business. As of September 30, 2025, we were not involved in any material legal proceedings.

ITEM 1A. RISK FACTORS

Except as set forth below, there have been no material changes to the risk factors previously disclosed under Part I, Item 1A “Risk Factors” in our Annual Report.

You should carefully consider the risk factors set forth in the Annual Report and the other information set forth elsewhere in this Quarterly Report. You should be aware that these risk factors and other information may not describe every risk facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or results of operations.

Financial volatility and geopolitical instability outside of the U.S. may adversely impact the U.S. and global economies.

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict, the Israel-Hamas conflict and military action by Israel and the U.S. involving Iran. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia, the escalation of the Israel-Hamas conflict and the U.S. military action in Iran and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets. We could experience negative impacts to our business and results of operations as a result of macroeconomic, geopolitical and other challenges, uncertainties and volatility. It is not possible to predict to what extent the foregoing events may negatively impact economies around the world, including the U.S. economy. Continued adverse economic conditions could have a material adverse effect on our business, financial condition, and results of operations.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

Currently, the maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates is 20%. Ordinary dividends payable by REITs, however, generally are not eligible for the reduced rates for qualified dividends and are taxed at ordinary income rates. However, U.S. stockholders that are individuals, trusts and estates generally may deduct 20% of ordinary dividends from a REIT. You are urged to consult with your tax advisor regarding the effect of this on your effective tax rate with respect to REIT dividends.

Complying with REIT requirements may force us to forgo or liquidate otherwise attractive investment opportunities, which may hinder or delay our ability to meet our investment objectives and reduce your overall return.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities (other than government securities and interests in taxable REIT subsidiaries) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer (other than certain excluded securities, including securities that qualify for the “straight debt” safe harbor).

Debt will generally meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a certain sum of money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion, or similar factors. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer (other than interests in taxable REIT subsidiaries and qualified real estate assets), and no more than 20% (25% for taxable years beginning after December 31, 2025) of the value of our assets can be represented by securities of one or more taxable REIT subsidiaries (other than qualified real estate assets). If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate assets from our portfolio or not make otherwise attractive investments in order to qualify and maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Unregistered Sales of Equity Securities

There were no unregistered sales of equity securities of the Company during the three months ended September 30, 2025.

Use of Proceeds

On February 14, 2025, our Registration Statement on Form S-11 (File No. 333-284566) for our initial public offering, or the Public Offering, of $575,000,000 of shares of Class D shares, Class I shares, Class S shares and Class T shares, consisting of up to $500,000,000 of Class D shares, Class I shares, Class S shares and Class T shares in our primary offering and up to $75,000,000 of Class D shares, Class I shares, Class S shares and Class T shares pursuant to our distribution reinvestment plan, was declared effective by the U.S. Securities and Exchange Commission. The offering price for each class of our shares is determined monthly and is made available on our website and in prospectus supplement filings.

As of the date of this filing, we had accepted investors’ subscriptions for the Public Offering and issued approximately 43,394 Class T shares and 2,717,919 Class I shares, including the purchase of 2,613,000 Class I shares by our Sponsor, resulting in receipt of total gross proceeds of approximately $28,048,638. We intend to use the net proceeds from such sales to (1) make investments in accordance with our investment strategy and policies, (2) reduce borrowings and repay indebtedness incurred under various financing agreements we may enter into and (3) fund repurchases under our share repurchase program. The share classes have different selling commissions, dealer manager fees and ongoing stockholder servicing fees. Each class of shares of our common stock will be sold at the “transaction price,” plus applicable upfront selling commissions and dealer manager fees. The transaction price generally will be equal to the NAV per share of our common stock most recently disclosed by us, however, we may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the most recently disclosed NAV per share, including by updating a previously disclosed transaction price, in cases where we believe there has been a material change (positive or negative) to our NAV per share relative to the most recently disclosed NAV per share due to the impact of one or more factors, including as a result of significant market events or disruptions or force majeure events.

From inception through September 30, 2025, we recognized selling commissions, dealer manager fees and organization and other offering costs in the Private Offering, the OP Unit Offering, and the Public Offering as follows:

Type of Expense Amount	Amount	Estimated/Actual
Selling commissions and dealer manager fees	$1,919,074	Actual
Other organization and offering costs	7,960,302	Actual
Total	$9,879,376

As of September 30, 2025, the net offering proceeds to us from our Private Offering, the OP Unit Offering, and the Public Offering, after deducting the total expenses incurred as described above, were approximately $158,131,093.

We expect to use the net proceeds from our offerings for the purpose of acquiring and/or establishing, operating, managing and leasing digital infrastructure assets, with a primary focus on (1) data centers, (2) cell towers, (3) wireless easements and lease assignments and (4) fiber networks. Data centers may include wholesale, enterprise, colocation, edge computing facilities, mobile and telecom switching exchanges, central offices, telecommunication hubs, telecommunication points of presences, or other data centers. To a lesser extent, we may invest in other real estate-related assets, including telecommunications infrastructure assets, such as small cells and distributed antenna systems, or DAS, and other digital infrastructure real estate assets that our management believes provides an opportunity for income and/or growth. As of September 30, 2025, through wholly-owned subsidiaries of SWIF II OP, we owned 100% of the fee simple interest in 46 cell towers with associated ground leases or easements, 68 tenant operating leases and other related assets, and two data centers, as well as a 51% interest, through the DataCom Joint Venture, which is an unconsolidated joint venture, in 150 cell towers with associated ground leases or easements, 2 rooftop easements, and 228 tenant operating leases and other related assets.

Distributions

We elected to be taxed as a real estate investment trust, or REIT, under the Code, commencing with the taxable year ended December 31, 2021, and we intend to continue to operate in accordance with the requirements for qualification as a REIT intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code. In order to maintain our qualification as a REIT, we are required to, among other things, distribute as dividends at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains, to our stockholders and meet certain tests regarding the nature of our income and assets.

Our Board may authorize distributions in excess of those required for us to maintain REIT status as it deems appropriate. We currently pay regular monthly distributions to our stockholders. We expect to continue to pay distributions monthly unless our results of operations, our general financial condition, applicable provisions of Maryland law or other factors make it imprudent to do so. The timing and amount of distributions will be determined by our Board, in its discretion, and may vary from time to time. Our Board’s discretion will be influenced in substantial part by its obligation to cause us to comply with the REIT requirements of the Code. We can provide no assurance that we will be able to pay distributions on our shares of common stock.

The Board authorized, and the Company declared, distributions through March 31, 2025 in an amount equal to $0.14 per share, and for the period from April 1, 2025 through September 30, 2025 in an amount equal to $0.001479452 per day (or approximately $0.54 on an annual basis) per each share of common stock, less, for holders of certain classes of shares, class-specific stockholder servicing fees that are deducted from the gross distributions for each share class. The distributions were payable by the 1st business day following each month end to stockholders of record at the close of business each day during the prior month.

The amount of distribution payable to the Company stockholders is determined by the Board and is dependent on a number of factors, including funds available for distribution, the Company’s financial condition, capital expenditure requirements, requirements of Maryland law and annual distribution requirements needed to qualify and maintain its status as a REIT. The Company Board may reduce the amount of distributions paid or suspend distribution payments at any time and, therefore, distribution payments are not assured.

In general, in lieu of receiving cash distributions that are authorized by our Board, distributions to holders of Class AX shares, Class DX shares and Class IX shares are deemed distributed and then invested in additional shares of the same class at the applicable transaction price per share, net of any selling commissions associated with the applicable share class.

The following table provides information regarding distributions we declared for the nine months ended September 30, 2025 and 2024:

	Nine Months Ended September 30,
	2025	2024
Distributions
Paid in cash	$3,029,093	$3,009,005
Payable	360,695	548,514
Reinvested in shares	1,458,948	1,402,848
Total distributions	$4,848,736	$4,960,367

All of the distributions payable as of September 30, 2025 and September 30, 2024 were paid during October 2025 and October 2024, respectively.

Distribution Reinvestment Plan

The Company is offering up to $75 million in shares pursuant to the Company’s Distribution Reinvestment Plan (“DRP”) at the then current NAV per share amount. The Company reserves the right to reallocate the shares the Company is offering among the Company’s classes of common stock and between the Primary Offering and the Company’s DRP. The Company will not pay any selling commissions, dealer manager fees or stockholder servicing fees on shares sold pursuant to the Company’s DRP. The amount available for distributions on all Class D shares, Class T shares and Class S shares will be reduced by the amount of stockholder servicing fees payable with respect to the Class D shares, Class T shares and Class S shares issued in the Public Offering. The Company may amend or terminate the DRP for any reason at any time upon 10 days’ notice to the participants. The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed with the SEC or (b) in a separate mailing to the participants. As of September 30, 2025, $1,617,835 in distributions were reinvested pursuant to the Company’s DRP.

Share Repurchases

Under the Company’s share repurchase program, to the extent the Company chooses to repurchase shares in any particular month, the Company will only repurchase shares as of the opening of the last calendar day of that month (each such date, a “Repurchase Date”). Repurchases will be made at the transaction price in effect on the Repurchase Date (which will generally be equal to the Company’s prior month’s NAV per share), except that shares that have not been outstanding for at least one year will be repurchased at 95% of the transaction price (an “Early Repurchase Deduction”). The one-year holding period is measured as of the first calendar day immediately following the prospective repurchase date. Additionally, stockholders who have received shares of our common stock in exchange for their OP Units may include the period of time such stockholder held such OP Units for purposes of calculating the holding period for such shares of the Company’s common stock. The Early Repurchase Deduction may only be waived in the case of repurchase requests arising from the death, qualified disability or divorce of the holder. The Early Repurchase Deduction will not apply to shares acquired through our DRP. An investor may withdraw his or her repurchase request by notifying the transfer agent before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

If a new monthly NAV per share is publicly announced within three business days of a Repurchase Date, an investor that has requested to have his or her shares repurchased will have three business days from the announcement of the monthly NAV per share to withdraw his or her repurchase request by notifying the transfer agent before 4:00 p.m. (Eastern time). Settlements of share repurchases will generally be made within three business days of the Repurchase Date, provided, however, that settlements of share repurchase requests in the aforementioned scenario will not be made earlier than three business days after the announcement of a monthly NAV per share.

The aggregate NAV of total repurchases of Class A Shares, Class AX Shares, Class D Shares, Class DX Shares, Class I Shares, Class IX Shares, Class T Shares and Class S Shares will be limited to no more than 1.67% of our aggregate NAV per month (with the first month of each calendar quarter limitation being 1.66% instead of 1.67%), which will be measured using the aggregate NAV attributable to stockholders as of the end of the immediately preceding month, and no more than 5% of our aggregate NAV per calendar quarter, which will be measured using the average aggregate NAV attributable to stockholders as of the end of the immediately preceding three months. For the avoidance of doubt, the aggregate NAV per month that is used to calculate the aforementioned limitations of our share repurchase program will be the Company’s aggregate NAV per month excluding SWIF II OP’s aggregate NAV per month. In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any month, shares repurchased at the end of the month will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share repurchase program, as applicable.

Should repurchase requests, in the Company’s judgment, place an undue burden on its liquidity, adversely affect its operations or risk having an adverse impact on the Company, or should the Company otherwise determine that investing its liquid assets in real properties or other investments rather than repurchasing its shares is in the best interests of the Company, the Company may choose to repurchase fewer shares in any particular month than have been requested to be repurchased, or none at all. Further, the Board may make exceptions to, modify, suspend or terminate the Company’s share repurchase program if in its reasonable judgment it deems such action to be in the Company’s best interest and the best interest of its stockholders.

If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no repurchase requests will be accepted for such month and stockholders who wish to have their shares repurchased the following month must resubmit their repurchase requests. Material modifications, including any amendment to the monthly or quarterly limitations on repurchases, and suspensions of the share repurchase program will be promptly disclosed to stockholders via their financial representatives. In addition, the Company may determine to suspend the share repurchase program due to regulatory changes, changes in law or if it becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased. The Board must affirmatively authorize the recommencement of the program if it is suspended before stockholder requests will be considered again.

During the nine months ended September 30, 2025, the Company repurchased 1,406,770 shares of common stock under the share repurchase program. The amount repurchased was less than the share repurchase requests received for the same period due to the repurchase limit being met for the quarter in September 2025.

		Total Number of		Approximate Dollar
		Shares Purchased as		Value of Shares
	Total Number of	Part of Publicly		Available that may yet
	Shares Requested to	Announced Plans or	Average Price	be Repurchased as a
Period	be Repurchased	Programs	Paid per Share (1)	Percentage of NAV (2)
January 2025	121,767	121,767	$10.3054	1.2%
February 2025	92,088	92,088	$10.2208	0.9%
March 2025	343,609	169,358	$10.3329	1.7%
April 2025	422,928	169,595	$10.2398	1.7%
May 2025	643,789	164,401	$10.2472	1.7%
June 2025	683,798	165,767	$10.2438	1.7%
July 2025	862,426	167,222	$10.1831	1.7%
August 2025	1,159,188	172,565	$10.0529	1.7%
September 2025	1,421,268	184,007	$10.0623	1.7%

(1)    Represents aggregate NAV of the shares repurchased under our share repurchase program over aggregate NAV of all shares outstanding, in each case, based on the NAV as of the last calendar day of the prior quarter end.

(2)    Repurchases are limited as described above. The 1.67% monthly NAV limit was reached for the month of September 2025. As of September 30, 2025, there were outstanding and unfulfilled repurchase requests for 1,237,260 shares of common stock.

SWIF II OP’s repurchase program with respect to Class P OP Units and Class PX OP Units (the “OP Unit repurchase program”) is a separate repurchase program from our share repurchase program; however, the terms of the OP Unit repurchase program generally mirror the terms of our share repurchase program, and it has the same limitations described above based on SWIF II OP’s aggregate NAV. Pursuant to the OP Unit repurchase program, to the extent we, on behalf of SWIF II OP, choose to repurchase OP Units in any particular month, we will only repurchase OP Units as of the opening of the last calendar day of that month (each such date, an “OP Unit Repurchase Date”). Repurchases will be made at the transaction price in effect on the OP Unit Repurchase Date, except that OP Units that have not been outstanding for at least one year will be repurchased at 95% of the transaction price (an “OP Unit Early Repurchase Deduction”) of such OP Units. The one-year holding period is measured as of the first calendar day immediately following the prospective repurchase date. The OP Unit Early Repurchase Deduction may only be waived in the case of repurchase requests arising from the death, qualified disability or divorce of the holder.

During the nine months ended September 30, 2025, the Company repurchased the following OP Units:

		Total Number of		Approximate Dollar
		Shares Purchased as		Value of Shares
	Total Number of	Part of Publicly		Available that may yet
	Shares Requested to	Announced Plans or	Average Price	be Repurchased as a
Period	be Repurchased	Programs	Paid per Share (1)	Percentage of NAV (2)
January 2025	—	—	$—	—
February 2025	—	—	$—	—
March 2025	5,000	5,000	$10.4054	0.3%
April 2025	17,525	17,525	$10.3162	0.9%
May 2025	33,971	33,971	$10.3024	1.8%
June 2025	51,847	31,235	$10.2923	1.7%
July 2025	32,945	30,745	$10.2486	1.7%
August 2025	212,249	30,379	$10.1317	1.7%
September 2025	212,823	24,049	$10.1011	1.7%

(1)	Represents aggregate NAV of the units repurchased under the repurchase program over aggregate NAV of all units outstanding, in each case, based on the NAV as of the last calendar day of the prior quarter end.
(2)	Repurchases are limited as described above. The 1.67% monthly NAV limit was reached for the month of September 2025. As of September 30, 2025, there were outstanding and unfulfilled repurchase requests for 172,904 OP Units.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

During the three months ended September 30, 2025, none of our directors or officers (as defined in Rule 16a-1(f) under the Exchange Act) adopted or terminated a Rule 10b5-1 trading arrangement or non-Rule 10b5-1 trading arrangement (as such terms are defined in Item 408 of Regulation S-K of the Securities Act).

ITEM 6. EXHIBITS

Ex.	Description
3.1

Articles of Amendment and Restatement of StratCap Digital Infrastructure REIT, Inc., dated July 12, 2021 (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-11 (File No. 333-284566) filed on January 29, 2025, and incorporated herein by reference)

3.2

Articles Supplementary, dated December 3, 2021, Designating the Rights and Preferences of the 12.0% Series A Redeemable Cumulative Preferred Stock (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (File No. 333-284566) filed on January 29, 2025, and incorporated herein by reference)

3.3

Articles Supplementary, dated as of January 21, 2025 (filed as Exhibit 3.3 to the Company’s Registration Statement on Form S-11 (File No. 333-284566) filed on January 29, 2025, and incorporated herein by reference)

3.4

Articles of Amendment, dated as of December 23, 2024 (filed as Exhibit 3.4 to the Company’s Registration Statement on Form S-11 (File No. 333-284566) filed on January 29, 2025, and incorporated herein by reference)

3.5

Amended and Restated Bylaws of StratCap Digital Infrastructure REIT, Inc. (filed as Exhibit 3.5 to the Company’s Registration Statement on Form S-11 (File No. 333-284566) filed on January 29, 2025, and incorporated herein by reference)

4.1

Distribution Reinvestment Plan (included as Appendix B in the Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (File No. 333-284566) filed on October 23, 2025, and incorporated herein by reference)

4.2

Subscription Agreement and Subscription Agreement Signature Page (included as Appendix C in the Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (File No. 333-284566) filed on October 23, 2025, and incorporated herein by reference)

4.3

Additional Subscription Agreement and Subscription Agreement Signature Page (included as Appendix D in the Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (File No. 333-284566) filed on October 23, 2025, and incorporated herein by reference)

31.1*	Certification of Principal Executive Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Principal Financial Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1**	Certification of Principal Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2**	Certification of Principal Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101

The following financial information from the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, formatted in iXBRL (inline eXtensible Business Reporting Language): (i) Condensed Consolidated Balance Sheets; (ii) Condensed Consolidated Statements of Operations; (iii) Condensed Consolidated Statements of Changes in Equity; (iv) Condensed Consolidated Statements of Cash Flows and (v) Notes to Consolidated Financial Statements.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*Filed herewith.

**Included herewith. This exhibit shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that Section. Such exhibit shall not be deemed incorporated into any filing under the Securities Act or the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StratCap Digital Infrastructure REIT, Inc.

Date:	November 14, 2025	By:	/s/ James Condon
James Condon
President and Chairman of the Board of Directors
(Principal Executive Officer)

Date:	November 14, 2025	By:	/s/ Michael Weidner
Michael Weidner
Chief Financial Officer and Treasurer
(Principal Financial Officer and Principal Accounting Officer)